Exhibit 10.5

A.A.P.L. FORM 610-1989

REVISED

MODEL FORM OPERATING AGREEMENT

by and between

Energy Oil & Gas, Inc.,

Operator

and

The Dolphin Group, Inc and MCM Capital Management, Inc.

Non-Operators

OPERATING AGREEMENT

DATED

September 9th, 2005

OPERATOR	ENERGY OIL & GAS, INC.

CONTRACT AREA	“Land Partnership” Contract Area more particularly described on Exhibit A attached hereto

COUNTY OF	Logan	STATE OF	Colorado

COUNTY OF	Morgan	STATE OF	Colorado

COPYRIGHT 1989 - ALL RIGHTS RESERVED AMERICAN ASSOCIATION OF PETROLEUM LANDMEN, 4100 FOSSIL CREEK BLVD., FORT WORTH,TEXAS 76137, APPROVED FORM

A.A.P.L. NO. 610-1989

JOA 89 Revised

	F.		TERMINATION OF OPERATIONS:	17
	G.		TAKING PRODUCTION IN KIND:	17
	(Option 1)		Gas Balancing Agreement	17
	(Option 2)		No Gas Balancing Agreement	18
VII.	EXPENDITURES AND LIABILITY OF PARTIES			19
	A.		LIABILITY OF PARTIES:	19
	B.		LIENS AND SECURITY INTERESTS:	19
	C.		ADVANCES:	21
	D.		DEFAULTS AND REMEDIES:	21
		1.	Suspension of Rights	21
		2.	Suits for Damages	21
		3.	Deemed Non-Consent	21
		4.	Advance Payment	22
		5.	Costs and Attorneys’ Fees	22
	E.:	RENTALS, SHUT-IN WELL PAYMENTS AND MINIMUM ROYALTIES:		22
	F.	TAXES:		22
VIII.	ACQUISITION, MAINTENANCE OR TRANSFER OF INTEREST			23
	A.	SURRENDER OF LEASES		23
	B.	RENEWAL OR EXTENSION OF LEASES:		24
	C.:	ACREAGE OR CASH CONTRIBUTIONS		24

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JOA 89 Revised

TABLE OF CONTENTS

	D.	ASSIGNMENT; MAINTENANCE OF UNIFORM INTEREST:	25
	E.	WAIVER OF RIGHTS TO PARTITION:	25
	F.	PREFERENTIAL RIGHT TO PURCHASE:	26
IX.	INTERNAL REVENUE CODE ELECTION		26
X.	CLAIMS AND LAWSUITS		26
XI.	FORCE MAJEURE		27
XII.	NOTICES		27
XIII.	TERM OF AGREEMENT		27
XIV.	COMPLIANCE WITH LAWS AND REGULATIONS		28
	A.	LAWS, REGULATIONS AND ORDERS:	28
	B.	GOVERNING LAW:	28
	C.	REGULATORY AGENCIES:	28
XV.	MISCELLANEOUS		29
	A.	EXECUTION:	29
	B.	SUCCESSORS AND ASSIGNS:	29
	C.	COUNTERPARTS:	29
	D.	SEVERABILITY:	29
XVI.	OTHER PROVISIONS		29
	A.	ASSIGNMENT	30
	B.	ADVANCE OF WELL COSTS	30
	C.	SECURITY	30
	D.	NO THIRD-PARTY BENEFICIARIES	30
	E.	DEEPER DRILLING PROVISION	30
	F.	SUCCESSOR OPERATOR TO ENERGY OIL & GAS, INC.	31
	G.	COUNTERPART	31

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A.A.P.L. FORM 610 – MODEL FORM OPERATING AGREEMENT – 1989

JOA ’89 Revised

OPERATING AGREEMENT

THIS AGREEMENT is between Energy Oil & Gas, Inc., designated and referred to as “Operator,” and the signatory party or parties other than Operator, sometimes referred to individually as “Non-Operator,” and collectively as “Non-Operators.”

The parties to this Agreement are owners of Oil and Gas Leases and/or Oil and gas Interests in the land identified in Exhibit “A,” and the parties have reached an agreement to explore and develop these Leases and/or Oil and Gas Interests for the production of Oil and Gas to the extent and as provided for in this Agreement.

Operator and Non-Operator agree as follows:

ARTICLE I.

DEFINITIONS

As used in this Agreement, the following words and terms shall have the following meaning:

A.     The term “AFE” shall mean Authority for Expenditure prepared by a party to this Agreement for the purpose of estimating the costs to be incurred in conducting an operation under the terms of this Agreement.

B.     The term “Completion” or “Complete” shall mean a single operation intended to complete a well as a producer of Oil and Gas in one or more Zones, including, but not limited to, the setting of production casing, perforating, well stimulation and production testing conducted in the operation.

C.     The term “Contract Area” shall mean all of the lands, Oil and Gas Leases, and/or Oil and Gas Interests intended to be developed and operated for Oil and Gas Purposes under this Agreement. The lands, Oil and Gas Leases and Oil and Gas Interests are described in Exhibit “A.”

D.      The term “Deepen” shall mean a single operation whereby a well is drilled to an objective Zone below the deepest Zone in which the well was previously drilled, or below the Deepest Zone proposed in the associated AFE, whichever is the lesser.

E.      The terms “Drilling Party” and “Consenting Party” shall mean a party who agrees to join in and pay its share of the cost of any operation conducted under the provisions of this Agreement.

F.     The term “Drilling Unit” shall mean the area fixed for the drilling of one well by order or rule of any state or federal body having authority. If a Drilling Unit is not fixed by any rule or order, a Drilling Unit shall be the drilling unit as established by the pattern of drilling in the Contract Area unless fixed by express agreement of the Drilling Parties.

G.     The term “Drillsite” shall mean the Oil and Gas Lease or Oil and Gas Interest on which a proposed well is to be located.

H.     The term “Initial Well” shall mean the well required to be drilled by the parties as provided in Article VI.A.

I.     The term “Non-Consent Well” shall mean a well in which less than all parties have conducted an operation as provided in Article VI.B.2.

J.     The terms “Non-Drilling Party” and “Non-Consenting Party” shall mean a party who elects not to participate in a proposed operation.

A.A.P.L. FORM 610 – MODEL FORM OPERATING AGREEMENT – 1989

K.     The term “Oil and Gas” shall mean oil, gas, casinghead gas, gas condensate, and/or all other liquid or gaseous hydrocarbons and other produced marketable substances, unless an intent to limit the inclusiveness of this term is specifically stated.

L.     The term “Oil and Gas Interests” or “Interests” shall mean unleased fee and mineral interests in Oil and Gas in tracts of land lying within the Contract Area which are owned by parties to this Agreement.

M.      The terms “Oil and Gas Lease,” Lease,” and “Leasehold” shall mean the oil and gas leases or interests therein covering tracts of land lying within the Contract Area which are owned by the parties to this Agreement.

N.     The term “Plug Back” shall mean a single operation in which a deeper Zone is abandoned in order to attempt a Completion in a shallower Zone.

O.     The term “Recompletion” or “Recomplete” shall mean an operation in which a Completion in one Zone is abandoned in order to attempt a Completion in a different Zone within the existing wellbore.

P.     The term “Rework” shall mean an operation conducted in the wellbore of a well after it is Completed to secure, restore, or improve production in a Zone which is currently open to production in the wellbore. Rework operations include, but are not limited to, well stimulation operations but exclude any routine repair or maintenance work or drilling, Sidetracking, Deepening, Completing, Recompleting, or Plugging Back of a well.

Q.     The term “Sidetrack” shall mean the directional control and intentional deviation of a well from vertical so as to change the bottom hole location unless done to straighten the hole or to drill around junk in the hole to overcome other mechanical difficulties.

R.     The term “Zone” shall mean a stratum of earth containing or thought to contain a common accumulation of Oil and Gas separately producible from any other common accumulation of Oil and Gas.

Unless the context clearly indicates otherwise, words used in the singular include the plural, the word “person” includes natural and artificial persons, the plural includes the singular, and any gender includes the masculine, feminine, and neuter.

ARTICLE II.
EXHIBITS

The following Exhibits, as indicated below and attached to this Agreement and are incorporated in and made a part of it:

X	A.	Exhibit “A,” shall include the following information:
(1) Description of lands subject to this agreement,
(2) Restrictions, if any, as to depths, formations, or substances,
(3) Parties to agreement with addresses and telephone numbers for notice purposes,
(4) Percentages or fractional interests of parties to this agreement,
(5) Oil and Gas Leases and/or Oil and Gas Interests subject to this agreement,
(6) Burdens on production.
X	B.	Exhibit “B,” Form of Lease.
X	C.	Exhibit “C,” Accounting Procedure.
X	D.	Exhibit “D,” Insurance.
	E.	Exhibit “E,” Gas Balancing Agreement.
	F.	Exhibit “F,” Non-Discrimination and Certification of Non-Segregated Facilities.
	G.	Exhibit “G,” Tax Partnership.
	H.	Other:

 If any provision of any Exhibit, except Exhibits “E,” “F” and “G,” is inconsistent with any provision contained in the body of this Agreement, the provisions in the body of this Agreement shall prevail.

ARTICLE III.
INTERESTS OF PARTIES

A.     Oil and Gas Interests:

If any party owns an Oil and Gas Interest in the Contract Area, that Interest shall be treated for all purposes of this Agreement and during its term as if it were covered by the form of Oil and Gas Lease attached as Exhibit “B,” and the owner shall be deemed to own both the royalty interest in the lease and the interest of the lessee.

B.     Interests of Parties in Costs and Production:

From the date of this agreement, all costs and liabilities incurred in operations under this Agreement shall be borne and paid, and all equipment and materials acquired in operations on the Contract Area shall be owned, by the parties as their interests are set forth in Exhibit “A.” In the same manner, the parties shall also own all production of Oil and Gas from the Contract Area subject, however, to the payment of royalties and other burdens on production as described in this Agreement.

Regardless of which party has contributed any Oil and Gas Lease or Oil and Gas Interest on which royalty or other burdens may be payable and except as otherwise expressly provided in this Agreement, each party shall pay or deliver, or cause to be paid or delivered, all burdens on its share of the production from the Contract Area up to, but not in excess of, actual burdens of record at this date and shall indemnify, defend, and hold the other parties free from any liability therefore Except as otherwise expressly provided in this Agreement, if any party has contributed any Lease or Interest which is burdened with any royalty, overriding royalty, production payment or other burden on production in excess of the amounts stipulated above, the party so burdened shall assume and alone bear all the excess obligations and shall indemnify, defend and hold the other parties hereto harmless from any and all claims attributable to the excess burden. However, so long as the Drilling Unit for the productive Zone(s) is identical with the Contract Area, each party shall pay or deliver, or cause to be paid or delivered, all burdens on production from the Contract Area due under the terms of the Oil and Gas Lease(s) which the party has contributed to this Agreement, and shall indemnify, defend, and hold the other parties free from any liability therefore.

No party shall ever be responsible, on a price basis higher than the price received by the party, to any other party’s lessor or royalty owner, and if the other party’s lessor or royalty owner should demand and receive settlement on a higher price basis, the party contributing the affected Lease shall bear the additional royalty burden attributable to the higher price.

Nothing contained in this Article III.B. shall be deemed an assignment or cross-assignment of interests covered by this Agreement, and in the event two or more parties contribute to this Agreement jointly owned Leases, the parties’ undivided interests in those Leaseholds shall be deemed separate leasehold interests for the purposes of this Agreement.

C.     Subsequently Created Interests:

If any party has contributed a Lease or Interest that is burdened with an assignment of production given as security for the payment of money, or if, after the date of this Agreement, any party creates an overriding royalty, production payment, net profits interest, assignment of production or other burden payable out of production attributable to its working interest, the burden shall be deemed a “Subsequently Created Interest.” Further, if any party has contributed a Lease or Interest burdened with an overriding royalty, production payment, net profits interest, or other burden payable out of production created prior to the date of this Agreement, and the burden is not shown on Exhibit “A,” the burden shall also be deemed a Subsequently Created Interest to the extent the burden causes the burdens on the party’s Lease or Interest to exceed the amount stipulated in Article III.B. above.

A.A.P.L. FORM 610 – MODEL FORM OPERATING AGREEMENT – 1989

 The party whose interest is burdened with the Subsequently Created Interest (the “Burdened Party”) shall assume and along bear, pay, and discharge the Subsequently Created Interest and shall indemnify, defend, and hold harmless the other parties from and against any liability therefor. Further, if the Burdened Party fails to pay, when due, its share of expenses chargeable under this Agreement, all provisions of Article VII.B. shall be enforceable against the Subsequently Created Interest in the same manner as they are enforceable against the working interest of the Burdened Party. If the Burdened Party is required under this Agreement to assign or relinquish to any other party, or parties, all or a portion of its working interest and/or the production attributable to that interest, the other party, or parties, shall receive the assignment and/or production free and clear of the Subsequently Created Interest, and the Burdened Party shall indemnify, defend and hold harmless said other party, or parties, from any and all claims and demands for payment asserted by owners of the Subsequently Created Interest.

ARTICLE IV.
TITLES

A.     Title Examination:

Title examination shall be made on the Drillsite of any proposed well prior to commencement of drilling operations and, if a majority in interest of the Drilling Parties so request or Operator so elects, title examination shall be made on the entire Drilling Unit, or maximum anticipated Drilling Unit, of the well. The opinion will include the ownership of the working interest, minerals, royalty, overriding royalty and production payments under the applicable Leases. Each party contributing Leases and/or Oil and Gas Interests to be included in the Drillsite or Drilling Unit, if appropriate, shall furnish to Operator all abstracts (including federal lease status reports), title opinions, title papers and curative material in its possession free of charge. All information not in the possession of or made available to Operator by the parties, but necessary for the examination of the title, shall be obtained Operator. Operator shall cause title to be examined by attorneys on its staff or by outside attorneys. Copies of all title opinions shall be furnished to each Drilling Party. Costs incurred by Operator in procuring abstracts, fees paid outside attorneys for title examination (including preliminary, supplemental, shut-in royalty opinions and division order title opinions) and other direct charges as provided in Exhibit “C” shall be borne by the Drilling Parties in the proportion that the interest of each Drilling Party bears to the total interest of all Drilling Parties as those interests appear in Exhibit “A.” Operator shall make no charge for services rendered by its staff attorneys or other personnel in the performance of the above functions.

Each party shall be responsible for securing curative matter and pooling amendments or agreements required in connection with Leases or Oil and Gas Interests contributed by the party. Operator shall be responsible for the preparation and recording of pooling designations or declarations and communitization agreements as well as the conduct of hearings before governmental agencies for the securing of spacing or pooling orders or any other orders necessary or appropriate to the conduct of operations under this Agreement. This shall not prevent any party from appearing on its own behalf at any hearings. Costs incurred by Operator, including fees paid to outside attorneys, which are associated with hearings before governmental agencies, and which costs are necessary and proper for the activities contemplated under this Agreement shall be direct charges to the joint account and shall not be covered by the administrative overhead charges provided in Exhibit “C.” Operator shall make no charge for services rendered by its staff attorneys or other personnel in the performance of the above functions.

No well shall be drilled on the Contract Area until after (1) the title to the Drillsite or Drilling Unit, if appropriate, has been examined as provided above, and (2) the title has been approved by the examining attorney or title has been accepted by all of the Drilling Parties in the well.

B.     Loss or Failure of Title:

1.      Failure of Title: Should any Oil and Gas Interest or Oil and Gas Lease be lost through failure of title, which results in a reduction of interest from that shown on Exhibit “A,” the party credited with contributing the affected Lease or Interest (including, if applicable, a successor in interest to that party) shall have ninety (90) days from final determination of title

A.A.P.L. FORM 610 – MODEL FORM OPERATING AGREEMENT – 1989

 failure to acquire a new lease or other instrument curing the entirety of the title failure, which acquisition will not be subject to Article VIII.B., and failing to do so, this Agreement, nevertheless, shall continue in force as to all remaining Oil and Gas Leases and Interests; and,

(a)     The party credited with contributing the Oil and Gas Lease or Interest affected by the title failure (including, if applicable, a successor in interest to the party) shall alone bear the entire loss and it shall not be entitled to recover from Operator or the other parties any development or operating costs which it may have previously paid or incurred, but there shall be no additional liability on its part to the other parties to this Agreement by reason of the title failure;

(b)     There shall be no retroactive adjustment of expenses incurred or revenues received from the operation of the Lease or Interest which has failed, but the interests of the parties contained on Exhibit “A” shall be revised on an acreage basis, as of the time it is finally determined that title failure has occurred, so that the interest of the party whose Lease or Interest is affected by the title failure will thereafter be reduced in the Contract Area by the amount of the Lease or Interest failed;

(c)     If the proportionate interest of the other parties to this Agreement in any producing well previously drilled on the Contract Area is increased by reason of the title failure, the party who bore the costs incurred in connection with the well attributable to the Lease or Interest which has failed shall receive the proceeds attributable to the increase in the interest (less costs and burdens attributable to it) until it has been reimbursed for unrecovered costs paid by it in connection with the well attributable to the failed Lease or Interest;

(d)      Should any person not a party to this Agreement, who is determined to be the owner of any Lease or Interest which has failed, pay in any manner any part of the cost of operation, development, or equipment, the amount shall be paid to the party or parties who bore the costs which are so refunded;

(e)      Any liability to account to a person not a party to this Agreement for prior production of Oil and Gas which arises by reason of title failure shall be borne severally by each party (including a predecessor to a current party) who received production for which the accounting is required, based on the amount of the production received, and each party shall severally indemnify, defend, and hold harmless all other parties for any liability to account;

(f)     No charge shall be made to the joint account for legal expenses, fees, or salaries in connection with the defense of the Lease or Interest claimed to have failed, but if the party contributing the Lease or Interest to this Agreement elects to defend its title it shall bear all expenses in connection with that defense; and,

(g)     If any party is given credit on Exhibit “A” to a Lease or Interest which is limited solely to ownership of an interest in the wellbore of any well or wells and the production from the well or wells, the party’s absence of interest in the remainder of the Contract Area shall be considered a Failure of Title as to the remaining Contract Area unless that absence of interest is reflected on Exhibit “A.”

2.      Loss by Non-Payment or Erroneous Payment of Amount Due: If, through mistake or oversight, any rental, shut-in well payment, minimum royalty or royalty payment, or other payment necessary to maintain all or a portion of an Oil and Gas Lease or Interest is not paid or is erroneously paid, and as a result a Lease or Interest terminates, there shall be no monetary liability against the party who failed to make the payment. Unless the party who failed to make the required payment secures a new Lease or Interest covering the same interest within ninety (90) days from the discovery of the failure to make proper payment, which acquisition will not be subject to Article VIII.B., the interests of the parties reflected on Exhibit “A” shall be revised on an acreage basis, effective as of the date of termination of the Lease or Interest involved, and the party who failed to make proper payment will no longer be credited with an interest in the Contract Area on account of ownership of the Lease or Interest which has terminated. If the party who failed to make the required payment shall not have been fully reimbursed, at the time of the loss, from the proceeds of the sale of Oil and Gas attributable to the lost Lease or Interest, calculated on an acreage basis, for the development and operating

A.A.P.L. FORM 610 – MODEL FORM OPERATING AGREEMENT – 1989

costs previously paid on account of the Lease or Interest, it shall be reimbursed for unrecovered actual costs previously paid by it (but not for its share of the cost of any dry hole previously drilled or wells previously abandoned) from so much of the following as is necessary to effect reimbursement:

(a)     Proceeds of Oil and Gas produced prior to termination of the Lease or Interest, less operating expenses and lease burdens chargeable to the person who failed to make payment, previously accrued to the credit of the lost Lease or Interest, on an acreage basis, up to the amount of unrecovered costs;

(b)     Proceeds of Oil and Gas, less operating expenses and lease burdens chargeable to the person who failed to make payment, up to the amount of unrecovered costs attributable to that portion of Oil and Gas thereafter produced and marketed (excluding production from any wells thereafter drilled) which, in the absence of the Lease or Interest termination, would be attributable to the lost Lease or Interest on an acreage basis and which as a result of the Lease or Interest termination is credited to other parties, the proceeds of that portion of the Oil and Gas to be contributed by the other parties in proportion to their respective interests reflected on Exhibit “A”; and,

(c)     Any monies, up to the amount of unrecovered costs, that may be paid by any party who is, or becomes, the owner of the Lease or Interest lost, for the privilege of participating in the Contract Area or becoming a party to this Agreement.

3.      Other Losses: All losses of Leases or Interests committed to this Agreement, shall be joint losses and shall be borne by all parties in proportion to their interests shown on Exhibit “A.” This shall include but not be limited to the loss of any Lease or Interest through failure to develop or because express or implied covenants have not been performed (other than performance which requires only the payment of money), and the loss of any Lease by expiration at the end of its primary term if it is not renewed or extended. There shall be no readjustment of interests in the remaining portion of the Contract Area on account of any joint loss.

4.      Curing Title: In the event of a Failure of Title under Article IV.B.1. or a loss of title under Article IV.B.2. above, any Lease or interest acquired by any party (other than the party whose interest has failed or was lost) during the ninety (90) day period provided by Article IV.B.1. and Article IV.B.2. above covering all or a portion of the interest that has failed or was lost shall be offered at cost to the party whose interest has failed or was lost, and the provisions of Article VIII.B. shall not apply to the acquisition.

ARTICLE V.
OPERATOR

A.     Designation and Responsibilities of Operator:

Energy Oil & Gas, Inc. shall be the Operator of the Contract Area, and shall conduct and direct and have full control of all operations on the Contract Area as permitted and required by, and within the limits of this Agreement. In its performance of services under this Agreement for the Non-Operators, Operator shall be an independent contractor not subject to the control or direction of the Non-Operators except as to the type of operation to be undertaken in accordance with the election procedures contained in this Agreement. Operator shall not be deemed, or hold itself out as, the agent of the Non-Operators with authority to bind them to any obligation or liability assumed or incurred by Operator as to any third party. Operator shall conduct its activities under this Agreement as a reasonable prudent operator, in a good and workmanlike manner, with due diligence and dispatch, in accordance with good oilfield practice, and in compliance with applicable law and regulation, but in no event shall it have any liability as Operator to the other parties for losses sustained or liabilities incurred except such as may result from gross negligence or willful misconduct.

B.     Resignation or Removal of Operator and Selection of Successor:

1.      Resignation or Removal of Operator: Operator may resign at any time by giving written notice to Non-Operators. If Operator terminates its legal existence, no longer owns an interest in the Contract Area, or is no longer capable of serving as Operator, Operator shall be deemed to have resigned without any action by Non-Operators, except the selection of a

 A.A.P.L. FORM 610 – MODEL FORM OPERATING AGREEMENT – 1989

successor. Operator may be removed only for good cause by the affirmative vote of Non-Operators owning a majority interest based on ownership as shown on Exhibit “A” remaining after excluding the voting interest of Operator; the vote shall not be deemed effective until a written notice has been delivered to the Operator by a Non-Operator detailing the alleged default and Operator has failed to cure the default within thirty (30) days from its receipt of the notice, or, if the default concerns an operation then being conducted, within forty-eight (48) hours of its receipt of the notice. For purposes of this paragraph, “good cause” shall mean not only gross negligence or willful misconduct but also the material breach of or inability to meet the standards of operation contained in Article V.A. or material failure or inability to perform its obligations under this Agreement.

Subject to Article VII.D.1., the resignation or removal shall not become effective until 7:00 a.m. on the first day of the calendar month following the expiration of ninety (90) days after the giving of notice of resignation by Operator or action by the Non-Operators to remove Operator, unless a successor Operator has been selected and assumes the duties of Operator at an earlier date. Operator, after the effective date of resignation or removal, shall be bound by the terms of this Agreement as a Non-Operator. A change of a corporate name or structure of Operator or transfer of Operator’s interest to any single subsidiary, parent or successor corporation shall not be the basis for removal of Operator.

2.      Selection of Successor Operator: Upon the resignation of removal of Operator under any provision of this Agreement, a successor Operator shall be selected by the parties. The successor Operator shall be selected from the parties owning an interest in the Contract Area at the time the successor Operator is selected. The successor Operator shall be selected by the affirmative vote of two (2) or more parties owning a majority interest based on ownership as shown on Exhibit “A”; provided, however, if an Operator which has been removed or is deemed to have resigned fails to vote or votes only to succeed itself, the successor Operator shall be selected by the affirmative vote of the party or parties owning a majority interest based on ownership as shown on Exhibit “A” remaining after excluding the voting interest of the Operator that was removed or resigned. The former Operator shall promptly deliver to the successor Operator all records and data relating to the operations conducted by the former Operator to the extent those records and data are not already in the possession of the successor operator. Any cost of obtaining or copying the former Operator’s records and data shall be charged to the joint account.

3.      Effect of Bankruptcy: If Operator becomes insolvent, bankrupt or is placed in receivership, it shall be deemed to have resigned without any action by Non-Operators, except the selection of a successor. If a petition for relief under the federal bankruptcy laws is filed by or against Operator, and the removal of Operator is prevented by the federal bankruptcy court, all Non-Operators and Operator shall comprise an interim operating committee to serve until Operator has elected to reject or assume this Agreement pursuant to the Bankruptcy Code, and an election to reject this Agreement by Operator as a debtor in possession, or by a trustee in bankruptcy, shall be deemed a resignation as Operator without any action by Non-Operators, except the selection of a successor. During the period of time the operating committee controls operations, all actions shall require the approval of two (2) or more parties owning a majority interest based on ownership as shown on Exhibit “A.” In the event there are only two (2) parties to this Agreement, during the period of time the operating committee controls operations, a third party acceptable to Operator, Non-Operator, and the federal bankruptcy court shall be selected as a member of the operating committee, and all actions shall require the approval of two (2) members of the operating committee without regard for their interest in the Contract Area based on Exhibit “A.”

C.     Employees and Contractors:

The number of employees or contractors used by Operator in conducting operations, their selection, and the hours of labor and the compensation for services performed shall be determined by Operator, and all employees or contractors shall be the employees or contractors of Operator.

 A.A.P.L. FORM 610 – MODEL FORM OPERATING AGREEMENT – 1989

D.     Rights and Duties of Operator:

1.      Competitive Rates and Use of Affiliates: All wells drilled on the Contract Area shall be drilled on a competitive contract basis at the usual rates prevailing in the area. If it so desires, Operator may employ its own tools and equipment in the drilling of wells, but its charges shall not exceed the prevailing rates in the area and the rate of the charges shall be agreed on by the parties in writing before drilling operations are commenced, and the work shall be performed by Operator under the same terms and conditions as are customary and usual in the area in contracts of independent contractors who are doing work of a similar nature All work performed or materials supplied by affiliates or related parties of Operator shall be performed or supplied at competitive rates, pursuant to written agreement, and in accordance with customs and standards prevailing in the industry.

2.      Discharge of Joint Account Obligations: Except as otherwise specifically provided in this Agreement, Operator shall promptly pay and discharge expenses incurred in the development and operator of the Contract Area pursuant to this Agreement and shall charge each of the parties with their respective proportionate shares on the expense basis provided in Exhibit “C.” Operator shall keep an accurate record of the joint account under this Agreement, showing expenses incurred and charges and credits made and received.

3.      Protection from Liens: Operator shall pay, or cause to be paid, as and when they become due and payable, all accounts of contractors and suppliers and wages and salaries for services rendered or performed, and for materials supplied on, to or in respect of the Contract Area or any operations for the joint account, and shall keep the Contract Area free from liens and encumbrances except for those resulting from a bona fide dispute as to services rendered or materials supplied.

4.      Custody of Funds: Operator shall hold for the account of the Non-Operators any funds of the Non-Operators advanced or paid to the Operator, either for the conduct of operations under this Agreement, or as a result of the sale of production from the Contract Area, and the funds shall remain the funds of the Non-Operators on whose account they are advanced or paid until used for their intended purpose or otherwise delivered to the Non-Operators or applied toward the payment of debts as provided in Article VII.B. Nothing in this paragraph shall be construed to establish a fiduciary relationship between Operator and Non-Operators for any purpose other than to account for Non-Operator funds as specifically provided for in this Agreement. Nothing in this paragraph shall require the maintenance by Operator of separate accounts for the funds of Non-Operators unless the parties otherwise specifically agree.

5.      Access to Contract Area and Records: Operator shall, except as otherwise provided in this Agreement, permit each Non-Operator or its duly authorized representative, at the Non-Operator’s sole risk and cost, full and free access at all reasonable times to all operations of every kind and character being conducted for the joint account on the Contract Area and to the records of operations conducted on or production from the Contract Area, including Operator’s related books and records. These access rights shall not be exercised in a manner interfering with Operator’s conduct of an operation and shall not obligate Operator to furnish any geologic or geophysical data of an interpretive nature unless the cost of preparation of the interpretive data was charged to the joint account. Operator will furnish to each Non-Operator, on request, copies of any and all reports and information obtained by Operator in connection with production and related items, including, without limitation, meter and chart reports, production purchaser statements, run tickets and monthly gauge reports, but excluding purchase contracts and pricing information to the extent not applicable to the production of the Non-Operator seeking the information. Any audit of Operator’s records relating to amounts expended and the appropriateness of the expenditures shall be conducted in accordance with the audit protocol specified in Exhibit “C.”

6.      Filing and Furnishing Governmental Reports: Operator will file, and on written request promptly furnish copies to each requesting Non-Operator not in default of its payment obligations, all operational notices, reports or applications required to be filed by local, State, Federal or Indian agencies or authorities having jurisdiction over operations that are the subject of this Agreement. Each Non-Operator shall provide to Operator on a timely basis all information necessary to Operator to make such filings.

  A.A.P.L. FORM 610 – MODEL FORM OPERATING AGREEMENT – 1989

7.      Drilling and Testing Operations: The following provisions shall apply to each well drilled under the terms of this Agreement, including but not limited to the Initial Well:

(a)     Operator will promptly advise Non-Operators of the date on which the well is spudded, or the date on which drilling operations are commenced.

(b)     Operator will send Non-Operators the reports, test results, and notices regarding the progress of operations on the well as the Non-Operators shall reasonably request, including, but not limited to daily drilling reports, completion reports, and well logs.

(c)     Operator shall adequately test all Zones encountered which may reasonably be expected to be capable of producing Oil and Gas in paying quantitis as a result of examination of the electric log or any other logs or cores or tests conducted.

8.      Cost Estimates: On request of any Consenting Party, Operator shall furnish estimates of current and cumulative costs incurred for the joint account at reasonable intervals during the conduct of any operation pursuant to this Agreement. Operator shall not be held liable for errors in estimates so long as the estimates are made in good faith.

9.      Insurance: At all times while operations are conducted under this Agreement, Operator shall comply with the workers compensation law of the state where the operations are being conducted; provided, however, that Operator may be a self-insurer for liability under those compensation laws in which event the only charge that shall be made to the joint account shall be as provided in Exhibit “C.” Operator shall also carry or provide insurance for the benefits of the joint account of the parties as outlined in Exhibit “D” to this Agreement. Operator shall require all contractors engaged in work on or for the Contract Area to comply with the workers compensation law of the state where the operations are being conducted and to maintain such other insurance as Operator may require.

In the event automobile liability insurance is specified in Exhibit “D,” or subsequently receives the approval of the parties, no direct charge shall be made by Operator for premiums paid for insurance for Operator’s automotive equipment.

ARTICLE VI.
DRILLING AND DEVELOPMENT

A.     Initial Well:

The initial wells have been drilled on each lease. The participation in them by all parties is obligatory, subject to Article VI.C.1. as to participation in Completion operations and Article VI.F. as to termination of operations, and Article XI as to occurrence of force majeure.

B.     Subsequent Operations:

1.      Proposed Operations: If any party should desire to drill any well on the Contract Area, or if any party should desire to Rework, Sidetrack, Deepen, Recomplete or Plug Back a dry hole or a well no longer capable of producing in paying quantities in which the party has not otherwise relinquished its interest in the proposed objective Zone under this Agreement, the party desiring to drill, Rework, Sidetrack, Deepen, Recomplete or Plug Back a well shall give written notice of the proposed operation to the parties who have not otherwise relinquished their interest in the objective Zone under this Agreement and to all other parties in the case of a proposal for Sidetracking or Deepening, specifying the work to be performed, the location, proposed depth, objective Zone, and the Estimated cost of the operation. The parties to whom a notice is delivered shall have thirty (30) days after receipt of the notice within which to notify the party proposing to do the work whether they elect to participate in the cost of the proposed operation. If a drilling rig is on location, notice of a proposal to Rework, Sidetrack, Recomplete, Plug Back or Deepen may be given by telephone and the response period shall be limited to forty-eight (48) hours, exclusive of Saturday, Sunday, and legal holidays. Failure of a party to whom a notice is delivered to reply within the specified period shall constitute an election by that party not to participate in the cost of the proposed operation. Any proposal by a party to conduct an operation conflicting with the operation initially proposed shall be delivered to all parties within the time and in the manner provided in Article VI.B.6.

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If all parties to whom notice is delivered elect to participate in the proposed operation, the parties shall be contractually committed to participate, provided the operations are commenced within the time period provided below, and Operator shall, no later than ninety (90) days after expiration of the notice period of thirty (30) days (or as promptly as practicable after the expiration of the forty-eight (48) hour period when a drilling rig is on location, as the case may be), actually commence the proposed operation and then complete it with due diligence at the risk and expense of the parties participating in it; provided, however, the commencement date may be extended on written notice by Operator to the other parties, for a period of up to thirty (30) additional days if, in the sole opinion of Operator, the additional time is reasonably necessary to obtain permits from governmental authorities, surface rights (including rights-of-way), or appropriate drilling equipment, or to complete title examination or curative matter required for title approval or acceptance. If the actual operation has not been commenced within the time provided (including any extension as specifically permitted, or in the force majeure provisions of Article IX) and if any party still desires to conduct the operation, written notice proposing it must be resubmitted to the other parties in accordance with the provisions of this Agreement, as if no prior proposal has been made. Those parties that did not participate in the drilling of a well for which a proposal to Deepen or Sidetrack is made shall, if such parties desire to participate in the proposed Deepening or Sidetracking operation, reimburse the Drilling Parties in accordance with Article VI.B.4. in the event of a Deepening operation and in accordance with Article VI.B.5. in the event of a Sidetracking operation.

2.     Operations by Less Than All Parties:

          (a)      Determination of Participation. If any party to whom a notice is delivered as provided in Article VI.B.1. or VI.C.1. (Option No. 2) elects not to participate in the proposed operation, then, in order to be entitled to the benefits of this Article, the party or parties giving the notice and the other parties electing to participate in the operation shall, no later than ninety (90) days after the expiration of the notice period of thirty (30) days (or as promptly as practicable after the expiration of the forty-eight (48) hour period when a drilling rig is on location, as the case may be) actually commence the proposed operation and complete it with due diligence. Operator shall perform all work for the account of the Consenting Parties; provided, however, if no drilling rig or other equipment is on location, and if Operator is a Non-Consenting Party, the Consenting Parties shall either: (i) request Operator to perform the work required by the proposed operation for the account of the Consenting Parties, or (ii) designate one of the Consenting Parties as Operator to perform the work. The rights and duties granted to and imposed on the Operator under this Agreement are granted to and imposed on the party designated as Operator for an operation in which the original Operator is a Non-Consenting Party. Consenting Parties, when conducting operations on the Contract Area pursuant to this Article VI.B.2., shall comply with all terms and conditions of this Agreement.

     If less than all parties approve any proposed operation, the proposing party, immediately after the expiration of the applicable notice period, shall advise all parties of the total interest of the parties approving the operation and its recommendation as to whether the Consenting Parties should proceed with the operation as proposed. Each Consenting Party, within forty-eight (48) hours (exclusive of Saturday, Sunday, and legal holidays) after delivery of the notice, shall advise the proposing party of its desire to (i) limit participation to the party’s interest as shown on Exhibit “A” or (ii) carry only its proportionate part (determined by dividing the party’s interest in the Contract Area by the interests of all Consenting Parties in the Contract Area) of Non-Consenting Parties’ interests, or (iii) carry its proportionate part (determined as provided in (ii) of Non-Consenting Parties’ interests together with all or a portion of its proportionate part of any Non-Consenting Parties’ interests that any Consenting Party did not elect to take. Any interest of Non-Consenting Parties that is not carried by a Consenting Party shall be deemed to be carried by the party proposing the operation if the party does not withdraw its proposal. Failure to advise the proposing party within the time required shall be deemed an election under (i). In the event a drilling rig is on location, notice may be given by telephone, and the time permitted for a response shall not exceed a total of forty-eight (48) hours (exclusive of Saturday, Sunday, and legal holidays). The proposing party, at its election, may withdraw the proposal if there is less than 100% participation and shall notify all parties of the decision within ten (10) days, or within twenty-four (24) hours if a drilling rig is on location, following expiration of the applicable response period. If 100% subscription to the proposed operation is obtained, the proposing party shall promptly notify the Consenting Parties of their proportionate interests in the operation and the party serving as Operator shall commence the operation within the period provided in Article VI.B.1., subject to the same extension right as provided in that Article.

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     (b)      Relinquishment of Interest for Non-Participation. The entire cost and risk of conducting the operations shall be borne by the Consenting Parties in the proportions they have elected to bear them under the terms of the preceding paragraph. Consenting Parties shall keep the leasehold estates involved in the operations free and clear of all liens and encumbrances of every kind created by or arising from the operations of the Consenting Parties. If an operation results in a dry hole, then subject to Articles VI.B.6. and VI.E.3., the Consenting Parties shall plug and abandon the well and restore the surface location at their sole cost, risk and expense; provided, however, that those Non-Consenting Parties that participated in the drilling, Deepening or Sidetracking of the well shall remain liable for, and shall pay, their proportionate shares of the cost of plugging and abandoning the well and restoring the surface location insofar only as those costs were not increased by the subsequent operations of the Consenting Parties. If any well drilled, Reworked, Sidetracked, Deepened, Recompleted, or Plugged Back under the provisions of this Article results in a well capable of producing Oil and/or Gas in paying quantities, the Consenting Parties shall Complete and equip the well to produce at their sole cost and risk, and the well shall then be turned over to Operator (if the Operator did not conduct the operation) and shall be operated by it at the expense and for the account of the Consenting Parties. On commencement of operations for the drilling, Reworking, Sidetracking, Recompleting, Deepening, or Plugging Back of any well by Consenting Parties in accordance with the provisions of this Article, each Non-Consenting Party shall be deemed to have relinquished to Consenting Parties, and the Consenting Parties shall own and be entitled to receive, in proportion to their respective interests, all of the Non-Consenting Party’s interest in the well and share of production from it, or, in the case of a Reworking, Sidetracking, Deepening, Recompleting, or Plugging Back, or a Completion pursuant to Article VI.C.1. Option No. 2, all of the Non-Consenting Party’s interest in the production obtained from the operation in which the Non-Consenting Party did not elect to participate. This relinquishment shall be effective until the proceeds of the sale of the share, calculated at the well, or market value of it, if the share is not sold (after deducting applicable ad valorem, production, severance and excise taxes, royalty, overriding royalty, and other interests not excepted by Article III.C., payable out of or measured by the production from the well accruing with respect to the interest until it reverts), shall equal the total of the following:

     (i)      300% of each of the Non-Consenting Parties’ share of the cost of any newly acquired surface equipment beyond the wellhead connections (including but not limited to stock tanks, separators, treaters, pumping equipment, and piping), plus 100% of each of the Non-Consenting Parties’ share of the cost of operating the well commencing with first production and continuing until each Non-Consenting Party’s relinquished interest shall revert to it under other provisions of this Article, it being agreed that each Non-Consenting Party’s share of the costs and equipment will be that interest which would have been chargeable to the Non-Consenting Party had it participated in the well from the beginning of the operations; and,

     (ii)      300% of (a) that portion of the costs and expenses of drilling, Reworking, Sidetracking, Deepening, Plugging Back, testing, Completing, and Recompleting, after deducting any cash contributions received under Article VIII.C., and of (b) that portion of the cost of newly acquired equipment in the well (to and including the wellhead connections), which would have been chargeable to the Non-Consenting Party if it had participated.

 Notwithstanding anything to the contrary in this Article VI.B., if the well does not reach the deepest objective Zone described in the notice proposing the well for reasons other than the encountering of granite or practically impenetrable substance or other condition in the hole rendering further operations impracticable, Operator shall give notice of that to each Non-Consenting Party who submitted or voted for an alternative proposal under Article VI.B.6. to drill the well to a shallower Zone than the deepest objective Zone proposed in the notice under which the well was drilled, and each Non-Consenting Party shall have the option to participate in the initial proposed Completion of the well by paying its share of the cost of drilling the well to its actual depth, calculated in the manner provided in Article VI.B.4.(a). If any Non-Consenting Party does not elect to participate in the first Completion proposed for the well, the relinquishment provisions of this Article VI.B.2.(b) shall apply to the party’s interest.

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           (c)      Reworking, Recompleting, or Plugging Back An election not to participate in the drilling, Sidetracking, or Deepening of a well shall be deemed an election not to participate in any Reworking or Plugging Back operation proposed in a well, or portion of it, to which the initial non-consent election applied that is conducted at any time prior to full recovery by the Consenting Parties of the Non-Consenting Party’s recoupment amount. Similarly, an election not to participate in the Completing or Recompleting of a well shall be deemed an election not to participate in any Reworking operation proposed in a well, or portion of it, to which the initial non-consent election applied that is conducted at any time prior to full recovery by the Consenting Parties of the Non-Consenting Party’s recoupment amount. Any Reworking, Recompleting, or Plugging Back operation conducted during the recoupment period shall be deemed part of the cost of operation of the well and there shall be added to the sums to be recouped by the Consenting Parties 300% of that portion of the costs of the Reworking, Recompleting, or Plugging Back operation which would have been chargeable to Non-Consenting Party had it participated. If a Reworking, Recompleting, or Plugging Back operation is proposed during a recoupment period, the provisions of this Article VI.B. shall be applicable as between the Consenting Parties in the well.

     (d)      Recoupment Matters During the period of time Consenting Parties are entitled to receive Non-Consenting Party’s share of production, or the proceeds from it, Consenting Parties shall be responsible for the payment of all ad valorem, production, severance, excise, gathering and other taxes, and all royalty, overriding royalty and other burdens applicable to Non-Consenting Party’s share of production not excepted by Article III.C.

     In the case of any Reworking, Sidetracking, Plugging Back, Recompleting, or Deepening operation, the Consenting Parties shall be permitted to use, free of cost, all casing, tubing, and other equipment in the well, but the ownership of all the equipment shall remain unchanged; and on abandonment of a well after the Reworking, Sidetracking, Plugging Back, Recompleting or Deepening, the Consenting Parties shall account for all the equipment to the owners of it, with each party receiving its proportionate part in kind or in value, less cost of salvage.

     Within ninety (90) days after the completion of any operation under this Article, the party conducting the operations for the Consenting Parties shall furnish each Non-Consenting Party with an inventory of the equipment in and connected to the well, and an itemized statement of the cost of drilling, Sidetracking, Deepening, Plugging Back, testing, Completing, Recompleting, and equipping the well for production; or, at its option, the operating party, in lieu of an itemized statement of the costs of operation, may submit a detailed statement of monthly billings. Each month thereafter, during the time the Consenting Parties are being reimbursed as provided above, the party conducting the operations for the Consenting Parties shall furnish the Non-Consenting Parties with an itemized statement of all costs and liabilities incurred in the operation of the well, together with a statement of the quantity of Oil and Gas produced from it and the amount of proceeds realized from the sale of the well’s working interest production during the preceding month. In determining the quantity of Oil and Gas produced during any month, Consenting Parties shall use industry accepted methods such as but not limited to metering or periodic well tests. Any amount realized from the sale or other disposition of equipment newly acquired in connection with any operation which would have been owned by a Non-Consenting Party had it participated shall be credited against the total unreturned costs of the work done and of the equipment purchased in determining when the interest of the Non-Consenting Party shall revert to it as provided above; and, if there is a credit balance, it shall be paid to the Non-Consenting Party.

     If and when the Consenting Parties recover from a Non-Consenting Party’s relinquished interest the amounts provided for above, the relinquished interests of the Non-Consenting Party shall automatically revert to it as of 7:00 a.m. on the day following the day on which the recoupment occurs, and, from and after the reversion, the Non-Consenting Party shall own the same interest in the well, the material and equipment in or pertaining to it, and the production from it as the Non-Consenting Party would have been entitled to had it participated in the drilling, Sidetracking, Reworking, Deepening, Recompleting, or Plugging Back of the well. After that time, the Non-Consenting Party shall be charged with and shall pay its proportionate part of the further costs of the operation of the well in accordance with the terms of this Agreement and Exhibit “C.”

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     3.      Stand-By Costs: When a well which has been drilled or Deepened has reached its authorized depth, and all tests have been completed and the results furnished to the parties, or when operations on the well have been otherwise terminated pursuant to Article VI.F., stand-by costs incurred pending response to a party’s notice proposing a Reworking, Sidetracking, Deepening, Recompleting, Plugging Back or Completing operation in a well (including the period required under Article VI.B.6. to resolve competing proposals) shall be charged and borne as part of the drilling or Deepening operation just completed. Stand-by costs subsequent to all parties responding, or expiration of the response time permitted, whichever first occurs, and prior to agreement as to the participating interests of all Consenting Parties pursuant to the terms of the second grammatical paragraph of Article VI.B.2.(a), shall be charged to and borne as part of the proposed operation, but if the proposal is subsequently withdrawn because of insufficient participation, the stand-by costs shall be allocated between the Consenting Parties in the proportion each Consenting Party’s interest as shown on Exhibit “A” bears to the total interest as shown on Exhibit “A” of all Consenting Parties.

     In the event that notice for a Sidetracking operation is given while the drilling rig to be utilized is on location, any party may request and receive up to five (5) additional days after expiration of the forty-eight hour response period specified in Article VI.B.1. within which to respond by paying for all stand-by costs and other costs incurred during extended response period; Operator may require the party to pay the estimated stand-by time in advance as a condition to extending the response period. If more than one party elects to take additional time to respond to the notice, standby costs shall be allocated between the parties taking additional time to respond on a day-to-day basis in the proportion each electing party’s interest as shown on Exhibit “A” bears to the total interest as shown on Exhibit “A” of all the electing parties.

     4.      Deepening: If less than all the parties elect to participate in a drilling, Sidetracking, or Deepening operation proposed pursuant to Article VI.B.1., the interest relinquished by the Non-Consenting Parties to the Consenting Parties under Article VI.B.2. shall relate only and be limited to the lesser of (i) the total depth actually drilled or (ii) the objective depth or Zone of which the parties were given notice under Article VI.B.1. (“Initial Objective”). The well shall not be Deepened beyond the Initial Objective without first complying with this Article to afford the Non-Consenting Parties the opportunity to participate in the Deepening operation.

     In the event any Consenting Party desires to drill or Deepen a Non-Consent Well to a depth below the Initial Objective, the party shall give notice, complying with the requirements of Article VI.B.1., to all parties (including Non-Consenting Parties). Then, Articles VI.B.1. and 2. shall apply and all parties receiving the notice shall have the right to participate or not participate in the Deepening of the well pursuant to Articles VI.B.1. and 2. If a Deepening operation is approved pursuant to those provisions, and if any Non-Consenting Party elects to participate in the Deepening operation, the Non-Consenting party shall pay or make reimbursement (as the case may be) of the following costs and expenses:

     (a)     If the proposal to Deepen is made prior to the Completion of a well as a well capable of producing in paying quantities, the Non-Consenting Party shall pay (or reimburse Consenting Parties for, as the case may be) that share of costs and expenses incurred in connection with the drilling of the well from the surface to the Initial Objective which Non-Consenting Party would have paid had the Non-Consenting Party agreed to participate, plus the Non-Consenting Party’s share of the cost of Deepening and of participating in any further operations on the well in accordance with the other provisions of this Agreement; provided, however, all costs for testing and Completion or attempted Completion of the well incurred by Consenting Parties prior to the point of actual operations to Deepen beyond the Initial Objective shall be for the sole account of Consenting Parties.

     (b)     If the proposal is made for a Non-Consent Well that has been previously Completed as a well capable of producing in paying quantities, but is no longer capable of producing in paying quantities, the Non-Consenting Party shall pay (or reimburse Consenting Parties for, as the case may be) its proportionate share of all costs of drilling, Completing, and equipping the well from the surface to the Initial Objective, calculated in the manner provided in paragraph (a) above, less those costs recouped by the Consenting Parties from the sale of production from the well. The Non-Consenting Party shall also pay its proportionate share of all costs of re-entering said well. The Non-Consenting Parties’ proportionate part (based on the

A.A.P.L. FORM 610 – MODEL FORM OPERATING AGREEMENT – 1989

 percentage of the well Non-Consenting Party would have owned had it previously participated in the Non-Consent Well) of the costs of salvable materials and equipment remaining in the hole and salvable surface equipment used in connection with the well shall be determined in accordance with Exhibit “C.” If the Consenting Parties have recouped the cost of drilling, Completing, and equipping the well at the time the Deepening operation is conducted, then a Non-Consenting Party may participate in the Deepening of the well with no payment for costs incurred prior to re-entering the well for Deepening.

   The foregoing shall not imply a right of any Consenting Party to propose any Deepening for a Non-Consent Well prior to the drilling of the well to its Initial Objective without the consent of the other Consenting Parties as provided in Article VI.F.

     5.      Sidetracking: Any party having the right to participate in a proposed Sidetracking operation that does not own an interest in the affected wellbore at the time of the notice shall, on electing to participate, tender to the wellbore owners its proportionate share (equal to its interest in the Sidetracking operation) of the value of that portion of the existing wellbore to be utilized as follows:

          (a)     If the proposal is for Sidetracking an existing dry hole, reimbursement shall be on the basis of the actual costs incurred in the initial drilling of the well down to the depth at which the Sidetracking operation is initiated.

          (b)     If the proposal is for Sidetracking a well which has previously produced, reimbursement shall be on the basis of the party’s proportionate share of drilling and equipping costs incurred in the initial drilling of the well down to the depth at which the Sidetracking operation is conducted, calculated in the manner described in Article VI.B.4(b) above. The party’s proportionate share of the cost of the well’s salvable materials and equipment down to the depth at which the Sidetracking operation is initiated shall be determined in accordance with the provisions of Exhibit “C.”

     6.      Order of Preference of Operations. Except as otherwise specifically provided in this Agreement, if any party desires to propose the conduct of an operation that conflicts with a proposal that has been made a party under this Article VI, the party shall have fifteen (15) days from delivery of the initial proposal, in the case of a proposal to drill a well or to perform an operation on a well where no drilling rig is on location, or twenty-four (24) hours, exclusive of Saturday, Sunday, and legal holidays, from delivery of the initial proposal, if a drilling rig is on location for the well on which the operation is to be conducted, to deliver to all parties entitled to participate in the proposed operation the party’s alternative proposal, that alternate proposal to contain the same information required to be included in the initial proposal. Each party receiving these proposals shall elect by delivering a notice to Operator within five (5) days after expiration of the proposal period, or within twenty-four (24) hours (exclusive of Saturday, Sunday, and legal holidays) if a drilling rig is on location for the well that is the subject of the proposals, to participate in one of the competing proposals. Any party not electing within the time required shall be deemed not to have voted. The proposal receiving the vote of parties owning the largest aggregate percentage interest of the parties voting shall have priority over all other competing proposals; in the case of a tie vote, the initial proposal shall prevail. Operator shall deliver notice of the result to all parties entitled to participate in the operation within five (5) days after expiration of the election period (or within twenty-four (24) hours, exclusive of Saturday, Sunday, and legal holidays, if a drilling rig is on location). Each party shall then have two (2) days (or twenty-four (24) hours if a rig is on location) from receipt of the notice to elect by delivery of notice to Operator to participate in the operation or to relinquish interest in the affected well pursuant to the provisions of Article VI.B.2., failure by a party to deliver a notice within the period shall be deemed an election not to participate in the prevailing proposal.

     7.      Conformity to Spacing Pattern. Notwithstanding the provisions of this Article VI.B.2., it is agreed that no wells shall be proposed to be drilled to or Completed in or produced from a Zone from which a well located elsewhere on the Contract Area is producing, unless the well conforms to the then-existing well spacing pattern for such Zone.

     8.      Paying Wells. No party shall conduct any Reworking, Deepening, Plugging Back, Completion, Recompletion, or Sidetracking operation under this Agreement with respect

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to any well then capable of producing in paying quantities except with the consent of all parties that have not relinquished interests in the well at the time of the operation.

C.     Completion of Wells; Reworking and Plugging Back:

     1.      Completion: Without the consent of all parties, no well shall be drilled, Deepened, or Sidetracked, except any well drilled, Deepened or Sidetracked pursuant to the provisions of Article VI.B.2. of this Agreement. Consent to the drilling, Deepening or Sidetracking shall include:

   ☐     Option No. 1: All necessary expenditures for the drilling, Deepening or Sidetracking, testing, Completing, and equipping of the well, including necessary tankage and/or surface facilities.

   ☒     Option No. 2: All necessary expenditures for the drilling, Deepening or Sidetracking, and testing of the well. When the well has reached its authorized depth, and all logs, cores, and other tests have been completed, and the results furnished to the parties, Operator shall give immediate notice to the Non-Operators having the right to participate in a Completion attempt whether or not Operator recommends attempting to Complete the well, together with Operator’s AFE for Completion costs if not previously provided. The parties receiving the notice shall have forty-eight (48) hours (exclusive of Saturday, Sunday, and legal holidays) in which to elect, by delivery of notice to Operator, to participate in a recommended Completion attempt or to make a Completion proposal with an accompanying AFE. Operator shall deliver any completion proposal, or any Completion proposal conflicting with Operator’s proposal, to the other parties entitled to participate in the Completion in accordance with the procedures specified in Article VI.B.6. Election to participate in a Completion attempt shall include consent to all necessary expenditures for the Completing and equipping of the well, including necessary tankage and/or surface facilities but excluding any stimulation operation not contained on the Completion AFE. Failure of any party receiving a notice to reply within the specified period shall constitute an election by that party not to participate in the cost of the Completion attempt; provided, that Article VI.B.6. shall control in the case of conflicting Completion proposals. If one or more, but less than all of the parties, elect to attempt a Completion, the provisions of Article VI.B.2. (the phrase “Reworking, Sidetracking, Deepening, Recompleting or Plugging Back” as contained in Article VI.B.2. shall be deemed to include “Completing”) shall apply to the operations then conducted by less than all parties; provided, however, that Article VI.B.2 shall apply separately to each separate Completion or Recompletion attempt undertaken, and an election to become a Non-Consenting Party as to one Completion or Recompletion attempt shall not prevent a party from becoming a Consenting Party in subsequent Completion or Recompletion attempts regardless whether the Consenting Parties as to earlier Completions or Recompletions have recouped their costs pursuant to Article VI.B.2.; provided further, that any recoupment of costs by a Consenting Party shall be made solely from the production attributable to the Zone in which the Completion attempt is made. Election by a previous Non-Consenting Party to participate in a subsequent Completion or Recompletion attempt shall require the party to pay its proportionate share of the cost of salvable materials and equipment installed in the well pursuant to the previous Completion or Recompletion attempt, insofar and only insofar as the materials and equipment benefit the Zone in which the party participates in a Completion attempt.

     2.      Rework, Recomplete or Plug Back: No well shall be Reworked, Recompleted, or Plugged Back except a well Reworked, Recompleted, or Plugged Back pursuant to the provisions of Article VI.B.2. of this Agreement. Consent to the Reworking, Recompleting, or Plugging Back of a well shall include all necessary expenditures in conducting the operations and Completing and equipping of the well, including necessary tankage and/or surface facilities.

D.     Other Operations:

     Operator shall not undertake any single project reasonably estimated to require an expenditure in excess of ten thousand Dollars ($10,000.00) except in connection with the drilling, Sidetracking, Reworking, Deepening, Completing, Recompleting, or Plugging Back of a well that has been previously authorized by or pursuant to this Agreement; provided, however, that, in case of explosion, fire, flood, or other sudden emergency, whether of the same or different nature, Operator may take the steps and incur the expenses as in its opinion are required

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to deal with the emergency to safeguard life and property, but Operator, as promptly as possible, shall report the emergency to the other parties. If Operator prepares an AFE for its own use, Operator shall furnish any Non-Operator so requesting an information copy thereof for any single project costing in excess of ten thousand Dollars ($10,000.00). Any party who has not relinquishes its interest in a well shall have the right to propose that Operator perform repair work or undertake the installation of artificial lift equipment or ancillary production facilities such as salt water disposal wells or to conduct additional work with respect to a well drilled or other similar project (but not including the installation of gathering lines or other transportation or marketing facilities, the installation of which shall be governed by separate agreement between the parties) reasonably estimated to require an expenditure in excess of the amount first set forth above in this Article VI.D. (except in connection with an operation required to be proposed under Articles VI.B.1. or VI.C.1. Option No. 2, which shall be governed exclusively by those Articles). Operator shall deliver the proposal to all parties entitled to participate. If within thirty (30) days of the proposal, Operator secures the written consent of any party or parties owning at least 51% of the interests of the parties entitled to participate in the operation, each party having the right to participate in the project shall be bound by the terms of the proposal and shall be obligated to pay its proportionate share of the costs of the proposed project as if it had consented to the project pursuant to the terms of the proposal.

E.     Abandonment of Wells:

     1.      Abandonment of Dry Holes: Except for any well drilled or Deepened pursuant to Article VI.B.2., any well which has been drilled or Deepened under the terms of this Agreement and is proposed to be completed as a dry hole shall not be plugged and abandoned without the consent of all parties. Should Operator, after diligent effort, be unable to contact any party, or should any party fail to reply within forty-eight (48) hours (exclusive of Saturday, Sunday, and legal holidays) after delivery of notice of the proposal to plug and abandon the well, the party shall be deemed to have consented to the proposed abandonment. All wells shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk, and expense of the parties who participated in the cost of drilling or Deepening such well. Any party who objects to plugging and abandoning a well by notice delivered to Operator within forty-eight (48) hours (exclusive of Saturday, Sunday, and legal holidays) after delivery of notice of the proposed plugging shall take over the well as of the end of such forty-eight (48) hour notice period and conduct further operations in search of Oil and/or Gas subject to the provisions of Article VI.B.; failure of a party to provide proof reasonably satisfactory to Operator of its financial capability to conduct the operations or to take over the well within that period or to then conduct operations on the well or plug and abandon the well shall entitle Operator to retain or take possession of the well and plug and abandon the well. The party taking over the well shall indemnify Operator (if Operator is an abandoning party) and the other abandoning parties against liability for further operations conducted on the well except for the costs of plugging and abandoning the well and restoring the surface, for which the abandoning parties shall remain proportionately liable.

     2.      Abandonment of Wells That Have Produced: Except for any well in which a Non-Consent operation has been conducted for which the Consenting Parties have not been fully reimbursed as provided for in this Agreement, any well which has been completed as a producer shall not be plugged and abandoned without the consent of all parties. If all parties consent to the abandonment, the well shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk, and expense of all the parties to this Agreement. Failure of a party to reply within sixty (60) days of delivery of notice of a proposed abandonment shall be deemed an election to consent to the proposal. If, within sixty (60) days after delivery of notice of the proposed abandonment of any well, all parties do not agree to the abandonment of a well, those wishing to continue its operation from the Zone then open to production shall be obligated to take over the well as of the expiration of the applicable notice period and shall indemnify Operator (if Operator is an abandoning party) and the other abandoning parties against liability for any further operations on the well conducted by the parties. Failure of a party or parties to provide proof reasonably satisfactory to Operator of their financial capability to conduct operations or to take over the well within the required period or then to conduct operations on the well shall entitle Operator to retain or take possession of the well and plug and abandon the well.

     Parties taking over a well, as provided above, shall tender to each of the other parties its proportionate share of the value of the well’s salvable material and equipment, determined in

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accordance with the provisions of Exhibit “C,” less the estimated cost of salvaging and the estimated cost of plugging and abandoning and restoring the surface; provided, however, that in the event the estimated plugging and abandoning and surface restoration costs and the estimated cost of salvaging are higher than the value of the well’s salvable material and equipment, each of the abandoning parties shall tender to the parties continuing operations their proportionate shares of the estimated excess cost. Each abandoning party shall assign to the non-abandoning parties, without warranty, express or implied, as to title or as to quantity, or fitness for use of the equipment and material, all of its interest in the wellbore of the well and related equipment, together with its interest in the Leasehold insofar and only insofar as the Leasehold covers the right to obtain production from that wellbore in the Zone then open to production. If the interest of the abandoning party is or includes an Oil and Gas Interest, the party shall execute and deliver to the non-abandoning party or parties an oil and gas lease, limited to the wellbore and the Zone then open to production, for a term of one (1) year and so long thereafter as Oil and/or Gas is produced from the Zone covered, the lease to be on the form attached as Exhibit “B.” The assignments or leases as limited shall encompass the Drilling Unit on which the well is located. The payments by, and the assignments or leases to, the assignees shall be in a ratio based on the relationship of their respective percentage of participation in the Contract Area to the aggregate of the percentages of participation in the Contract Area of all assignees. There shall be no readjustment of interests in the remaining portions of the Contract Area.

     After that time, abandoning parties shall have no further responsibility, liability, or interest in the operation of or production from the well in the Zone then open other than the royalties retained in any lease made under the terms of this Article. On request, Operator shall continue to operate the assigned well for the account of the non-abandoning parties at the rates and charges contemplated by this Agreement, plus any additional cost and charges which may arise as the result of the separate ownership of the assigned well. On proposed abandonment of the producing Zone assigned or leased, the assignor or lessor shall then have the option to repurchase its prior interest in the well (using the same valuation formula) and participate in further operations subject to the provisions of this Agreement.

      3.      Abandonment of Non-Consent Operations: The provisions of Article VI.E.1. or VI.E.2. above shall be applicable as between Consenting Parties in the event of the proposed abandonment of any well excepted from those Articles; provided, however, no well shall be permanently plugged and abandoned unless and until all parties having the right to conduct further operations have been notified of the proposed abandonment and afforded the opportunity to elect to take over the well in accordance with the provisions of this Article VI.E.; and provided further, that Non-Consenting Parties who own an interest in a portion of the well shall pay their proportionate shares of abandonment and surface restoration costs for the well as provided in Article VI.B.2.(b).

F.     Termination of Operations:

     On the commencement of an operation for the drilling, Reworking, Sidetracking, Plugging Back, Deepening, testing, Completion, or plugging of a well, including but not limited to the Initial Well, the operation shall not be terminated without consent of parties bearing 51% of the costs of the operation; provided, however, that in the event granite or other practically impenetrable substance or condition in the hole is encountered which renders further operations impractical, Operator may discontinue operations and give notice of the condition in the manner provided in Article VI.B.1., and the provisions of Article VI.B. or VI.E. shall then apply to the operation, as appropriate.

G.     Taking Production in Kind:

☐     Option No. 1: Gas Balancing Agreement Attached

Each party shall take in kind or separately dispose of its proportionate share of all Oil and Gas produced from the Contract Area, exclusive of production which may be used in development and producing operations and in preparing and treating Oil and Gas for marketing purposes and production unavoidably lost. Any extra expenditure incurred in the taking in kind or separate disposition by any party of its proportionate share of the production shall be borne by that party. Any party taking its share of production in kind shall be required to pay for only its proportionate share of the part of Operator’s surface facilities which it uses.

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Each party shall execute division orders and contracts as may be necessary for the sale of its interest in production from the Contract Area, and, except as provided in Article VII.B., shall be entitled to receive payment directly from the purchaser for its share of all production.

If any party fails to make the arrangements necessary to take in kind or separately dispose of its proportionate share of the Oil produced from the Contract Area, Operator shall have the right, subject to the revocation at will by the party owning it, but not the obligation, to purchase the Oil or sell it to others at any time and from time to time, for the account of the non-taking party. Any purchase or sale by Operator may be terminated by Operator on at least ten (10) days written notice to the owner of the production and shall be subject always to the right of the owner of the production, on at least ten (10) days written notice to Operator to exercise at any time its right to take in kind, or separately dispose of, its share of all Oil not previously delivered to a purchaser. Any purchase or sale by Operator of any other party’s share of Oil shall be only for the reasonable periods of time as are consistent with the minimum needs of the industry under the particular circumstances, but in no event for a period in excess of one (1) year.

Any sale by Operator shall be in a manner commercially reasonable under the circumstances but Operator shall have no duty to share any existing market or to obtain a price equal to that received under any existing market. The sale or delivery by Operator of a non-taking party’s share of Oil under the terms of any existing contract of Operator shall not give the non-taking party any interest in or make the non-taking party a party to the contract. No purchase shall be made by Operator without first giving the non-taking party at least ten (10) days written notice of the intended purchase and the price to be paid or the pricing basis to be used.

All parties shall give timely written notice to Operator of their Gas marketing arrangements for the following month, excluding price, and shall notify Operator immediately in the event of a change in marketing arrangements. Operator shall maintain records of all marketing arrangements, and of volumes actually sold or transported, which records shall be made available to Non-Operators on reasonable request.

In the event one or more parties’ separate disposition of its share of the Gas causes split-stream deliveries to separate pipelines and/or deliveries which on a day-to-day basis for any reason are not exactly equal to a party’s respective proportionate share of total Gas sales to be allocated to it, the balancing or accounting between the parties shall be in accordance with any Gas balancing agreement between the parties, whether such an agreement is attached as Exhibit “E” or is a separate agreement. Operator shall give notice to all parties of the first sales of Gas from any well under this agreement.

☒    Option No. 2: No Gas Balancing Agreement:

Each party shall take in kind or separately dispose of its proportionate share of all Oil and Gas produced from the Contract Area, exclusive of production which may be used in development and producing operations and in preparing and treating Oil and Gas for marketing purposes and production unavoidably lost. Any extra expenditure incurred in the taking in kind or separate disposition by any party of its proportionate share of the production shall be borne by that party. Any party taking its share of production in kind shall be required to pay for only its proportionate share of that part of Operator’s surface facilities which it uses.

Each party shall execute division orders and contracts as may be necessary for the sale of its interest in production from the Contract Area, and, except as provided in Article VII.B., shall be entitled to receive payment directly from the purchaser for its share of all production.

If any party fails to make the arrangements necessary to take in kind or separately dispose of its proportionate share of the Oil and/or Gas produced from the Contract Area, Operator shall have the right, subject to the revocation at will by the party owning it, but not the obligation, to purchase Oil and/or Gas or sell it to others at any time and from time to time, for the account of the non-taking party. Any purchase or sale by Operator may be terminated by Operator upon at least ten (10) days written notice to the owner of the production and shall be subject always to the right of the owner of the production on at least ten (10) days written notice to Operator to exercise its right to take in kind, or separately dispose of, its share of all Oil and/or Gas not

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previously delivered to a purchaser; provided, however, that the effective date of any revocation may be deferred at Operator’s election for a period not to exceed ninety (90) days if Operator has committed the production to a purchase contract having a term extending beyond the ten (10)-day period. Any purchase or sale by Operator of any other party’s share of Oil and/or Gas shall be only for the reasonable periods of time as are consistent with the minimum needs of the industry under the particular circumstances, but in no event for a period in excess of one (1) year.

Any sale by Operator shall be in a manner commercially reasonable under the circumstances, but Operator shall have no duty to share any existing market or transportation arrangement or to obtain a price or transportation fee equal to that received under any existing market or transportation arrangement. The sale or delivery by Operator of a non-taking party’s share of production under the terms of any existing contract of Operator shall not give the non-taking party any interest in or make the non-taking party a party to that contract. No purchase of Oil and Gas and no sale of Gas shall be made by Operator without first giving the non-taking party ten (10) days written notice of the intended purchase or sale and the price to be paid or the pricing basis to be used. Operator shall give notice to all parties of the first sale of Gas from any well under this Agreement.

All parties shall give timely written notice to Operator of their Gas marketing arrangements for the following month, excluding price, and shall notify Operator immediately in the event of a change in such arrangements. Operator shall maintain records of all marketing arrangements and of volumes actually sold or transported, which records shall be made available to Non-Operators on reasonable request.

ARTICLE VII.
EXPENDITURES AND LIABILITY OF PARTIES

A.     Liability of Parties:

The liability of the parties shall be several, not joint or collective. Each party shall be responsible only for its obligations, and shall be liable only for its proportionate share of the costs of developing and operating the Contract Area. Accordingly, the liens granted among the parties in Article VII.B. are given to secure only the debts of each severally, and no party shall have any liability to third parties to satisfy the default of any other party in the payment of any expense or obligation. It is not the intention of the parties to create, nor shall this Agreement be construed as creating, a mining or other partnership, joint venture, agency relationship or association, or to render the parties liable as partners, co-ventures, or principals. In their relations with each other under this Agreement, the parties shall not be considered fiduciaries or to have established a confidential relationship but rather shall be free to act on an arm’s-length basis in accordance with their own respective self-interest, subject, however, to the obligation of the parties to act in good faith in their dealings with each other with respect to activities under this Agreement.

B.     Liens and Security Interests:

Each party grants to the other parties to this Agreement a lien on any interest it now owns or later acquires in Oil and Gas Leases and Oil and Gas Interests in the Contract Area, and a security interest and/or purchase money security interest in any interest it now owns or later acquires in the personal property and fixtures on or used or obtained for use in connection with any interest, to secure performance of all of its obligations under this Agreement including but not limited to payment of expense, interest and fees, the proper disbursement of all monies paid under this Agreement, the assignment or relinquishment of interest in Oil and Gas Leases as required hereunder, and the proper performance of operations under this Agreement. The lien and security interest granted by each party shall include the party’s leasehold interests, working interests, operating rights, and royalty and overriding royalty interests in the Contract Area now owned or later acquired and in lands pooled or unitized with them, or otherwise becoming subject to this Agreement, the Oil and Gas when extracted and equipment situated on or used or obtained for use in connection with the Contract Area (including, without limitation, all wells, tools, and tubular goods), and accounts (including, without limitation, accounts arising from gas imbalances or from the sale of Oil and/or Gas at the wellhead), contract rights, inventory, and general intangibles relating to or arising from them, and all proceeds and products of the foregoing.

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To perfect the lien and security agreement provided, each party shall execute and acknowledge the recording supplement and/or any financing statement prepared and submitted by any party in conjunction with or at any time following execution of this Agreement, and Operator is authorized to file this Agreement or the recording supplement as a lien or mortgage in the applicable real estate records and as a financing statement with the proper officer under the Uniform Commercial Code in the state in which the Contract Area is situated and such other states as Operator shall deem appropriate to perfect the security interest granted. Any party may file this Agreement, the recording supplement, or other documents as it deems necessary as a lien or mortgage in the applicable real estate records and/or a financing statement with the proper officer under the Uniform Commercial Code.

Each party represents and warrants to the other parties that the lien and security interest granted by a party to the other parties shall be a first and prior lien, and each party agrees to maintain the priority of the lien and security interest against all persons acquiring an interest in Oil and Gas Leases and Interests covered by this Agreement by, through, or under the party. All parties acquiring an interest in Oil and Gas Leases and Oil and Gas Interests covered by this Agreement, whether by assignment, merger, mortgage, operation of law, or otherwise, shall be deemed to have taken subject to the lien and security interest granted by this Article VII.B. as to all obligations attributable to the interest under this Agreement whether or not the obligations arise before or after the interest is acquired.

To the extent that parties have a security interest under the Uniform Commercial Code of the state in which the Contract Area is situated, they shall be entitled to exercise the rights and remedies of a secured party under the Code. The bringing of a suit and the obtaining of judgment by a party for the secured indebtedness shall not be deemed an election of remedies or otherwise affect the lien rights or security interest as security for the payment of the indebtedness. In addition, on default by any party in the payment of its share of expenses, interests or fees, or upon the improper use of funds by the Operator, the other parties shall have the right, without prejudice to other rights or remedies, to collect from the purchaser the proceeds from the sale of the defaulting party’s share of Oil and Gas until the amount owed by the party, plus interest as provided in Exhibit “C,” has been received, and shall have the right to offset the amount owed against the proceeds from the sale of the defaulting party’s share of Oil and Gas. All purchasers of production may rely on a notification of default from the non-defaulting party or parties stating the amount due as a result of the default, and all parties waive any recourse available against purchasers for releasing production proceeds as provided in this paragraph.

If any party fails to pay its share of cost within one hundred twenty (120) days after rendition of a statement of them by Operator, the non-defaulting parties, including Operator, shall, on request by Operator, pay the unpaid amount in the proportion that the interest of each party bears to the interest of all parties. The amount paid by each party paying its share of the unpaid amount shall be secured by the liens and security rights described in Article VII.B., and each paying party may independently pursue any remedy available under this Agreement or otherwise.

If any party does not perform all of its obligations under this Agreement, and the failure to perform subjects that party to foreclosure or execution proceedings pursuant to the provisions of this Agreement, to the extent allowed by governing law, the defaulting party waives any available right of redemption from and after the date of judgment, any required valuation or appraisement of the mortgaged or secured property prior to sale, any available right to stay execution or to require a marshalling of assets and any required bond in the event a receiver is appointed. In addition, to the extent permitted by applicable law, each party grants to the other parties a power of sale as to any property that is subject to the lien and security rights granted by this Agreement, the power to be exercised in the manner provided by applicable law or otherwise in a commercially reasonable manner and on reasonable notice.

Each party agrees that the other parties shall be entitled to utilize the provisions of Oil and Gas lien law or other lien law of any state in which the Contract Area is situated to enforce the obligations of each party. Without limiting the generality of the foregoing, to the extent permitted by applicable law, Non-Operators agree that Operator may invoke or utilize the mechanic’s or materialmen’s lien law of the state in which the Contract Area is situated in order to secure the payment to Operator of any sum due under this Agreement for services performed or materials supplied by Operator.

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C.     Advances:

Operator, at its election, shall have the right from time to time to demand and receive from one or more of the other parties payments in advance of their respective shares of the estimated amount of the expense to be incurred in operations during the next succeeding month, which right may be exercised only by submission to each party of an itemized statement of the estimated expense, together with an invoice for its share of those expenses. Each statement and invoice for the payment in advance of estimated expense shall be submitted on or before the 20th day of the next preceding month. Each party shall pay to Operator its proportionate share of the estimate within thirty (30) days after the estimate and invoice is received. If any party fails to pay its share of said estimate within said time, the amount due shall bear interest as provided in Exhibit “C” until paid. Proper adjustment shall be made monthly between advances and actual expense to the end that each party shall bear and pay its proportionate share of actual expenses incurred, and no more.

D.     Defaults and Remedies:

If any party fails to discharge any financial obligation under this Agreement, including without limitation the failure to make any advance under the preceding Article VII.C. or any other provision of this Agreement, within the period required for the payment, then in addition to the remedies provided in Article VII.B. or elsewhere in this Agreement, the remedies specified below shall be applicable. For purposes of this Article VII.D., all notices and elections shall be delivered only by Operator, except that Operator shall deliver any notice and election requested by a non-defaulting Non-Operator, and when Operator is the party in default, the applicable notices and elections can be delivered by any Non-Operator. Election of any one or more of the following remedies shall not preclude the subsequent use of any other remedy specified below or otherwise available to a non-defaulting party.

1.      Suspension of Rights: Any party may deliver to the party in default a Notice of Default, which shall specify the default, specify the action to be taken to cure the default, and specify that failure to take the action will result in the exercise of one or more of the remedies provided in this Article. If the default is not cured within thirty (30) days of the delivery of the Notice of Default, all of the rights of the defaulting party granted by this Agreement may, on notice, be suspended until the default is cured, without prejudice to the right of the non-defaulting party or parties to continue to enforce the obligations of the defaulting party previously accrued or later accruing under this Agreement. If Operator is the party in default, the Non-Operators shall have in addition the right, by vote of Non-Operators owning a majority in interest in the Contract Area after excluding the voting interest of Operator, to appoint a new Operator effective immediately. The rights of a defaulting party that may be suspended at the election of the non-defaulting parties shall include, without limitation, the right to receive information as to any operation conducted during the period of the default, the right to elect to participate in an operation proposed under Article VI.B. of this Agreement, the right to participate in an operation being conducted under this Agreement even if the party has previously elected to participate in the operation, and the right to receive proceeds of production from any well subject to this Agreement.

     2.      Suit for Damages: Non-defaulting parties or Operator for the benefit of non-defaulting parties may sue (at joint account expense) to collect the amounts in default, plus interest accruing on the amounts recovered from the date of default until the date of collection at the rate specified in Exhibit “C.” Nothing shall prevent any party from suing any defaulting party to collect consequential damages accruing to the party as a result of the default.

     3.     Deemed Non-Consent: The non-defaulting party may deliver a written Notice of Non-Consent Election to the defaulting party at any time after the expiration of the thirty (30) day cure period following delivery of the Notice of Default, in which event if the billing is for the drilling of a new well or the Plugging Back, Sidetracking, Reworking or Deepening of a well which is to be or has been plugged as a dry hole, or for the Completion or Recompletion of any well, the defaulting party will be conclusively deemed to have elected not to participate in the operation and to be a Non-Consenting Party with respect to the operation under Article VI.B. or

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VI.C., as the case may be, to the extent of the costs unpaid by the party, notwithstanding any election to participate previously made. If election is made to proceed under this provision, then the non-defaulting parties may not elect to sue for the unpaid amount pursuant to Article VII.D.2.

Until the delivery of the Notice of Non-Consent Election to the defaulting party, the party shall have the right to cure its default by paying its unpaid share of costs plus interest at the rate set forth in Exhibit “C”; provided, however, the payment shall not prejudice the rights of the non-defaulting parties to pursue remedies for damages incurred by the non-defaulting parties as a result of the default. Any interest relinquished pursuant to this Article VII.D.3. shall be offered to the non-defaulting parties in proportion to their interests, and the non-defaulting parties electing to participate in the ownership of that interest shall be required to contribute their shares of the defaulted amount on their election to participate in that ownership.

     4.      Advance Payment: If a default is not cured within thirty (30) days of the delivery of a Notice of Default, Operator, or Non-Operators if Operator is the defaulting party, may then require advance payment from the defaulting party of the defaulting party’s anticipated share of any item of expense for which Operator, or Non-Operators, as the case may be, would be entitled to reimbursement under any provision of this Agreement, whether or not the expense was the subject of the previous default. This right includes, but is not limited to, the right to require advance payment for the estimated costs of drilling a well or Completion of a well as to which an election to participate in drilling or Completion has been made. If the defaulting party fails to pay the required advance payment, the non-defaulting parties may pursue any of the remedies provided in this Article VII.D. or any other default remedy provided elsewhere in this Agreement. Any excess of funds advanced remaining when the operation is completed and all costs have been paid shall be promptly returned to the advancing party.

     5.      Costs and Attorneys’ Fees: In the event any party is required to bring legal proceedings to enforce any financial obligation of a party to this Agreement, the prevailing party in the action shall be entitled to recover all court costs, costs of collection, and reasonable attorney’s fees, which the lien provided for in this Agreement shall also secure.

E.     Rentals, Shut-in Well Payments and Minimum Royalties:

Rentals, shut-in well payments and minimum royalties which may be required under the terms of any lease shall be paid by the party or parties who subjected the lease to this Agreement at its or their expense. In the event two or more parties own and have contributed interests in the same lease to this Agreement, the parties may designate one of the parties to make the payments for and on behalf of all the parties. Any party may request, and shall be entitled to receive, proper evidence of all the payments. In the event of failure to make proper payment of any rental, shut-in well payment, or minimum royalty through mistake or oversight where the payment is required to continue the lease in force, any loss which results from the non-payment shall be borne in accordance with the provisions of Article IV.B.2.

     Operator shall notify Non-Operators of the anticipated completion of a shut-in well, or the shutting in or return to production of a producing well, at least five (5) days (excluding Saturday, Sunday, and legal holidays) prior to taking that action, or at the earliest opportunity permitted by circumstances, but assumes no liability for failure to do so. In the event of failure by Operator to notify Non-Operators, the loss of any lease contributed by Non-Operators for failure to make timely payments of any shut-in well payment shall be borne jointly by the parties under the provisions of Article IV.B.3.

F.     Taxes:

     Beginning with the first calendar year after the effective date of this Agreement, Operator shall render for ad valorem taxation all property subject to this Agreement which by law should be rendered for those taxes, and it shall pay all the taxes assessed on the property before they become delinquent. Prior to the rendition date, each Non-Operator shall furnish Operator information as to burdens (to include, but not be limited to, royalties, overriding royalties and production payments) on Leases and Oil and Gas Interests contributed by the Non-Operator. If the assessed valuation of any Lease is reduced by reason of its being subject to outstanding excess royalties, overriding royalties or production payments, the resulting reduction in ad valorem taxes shall inure to the benefit of the owner or owners of the lease, and Operator shall

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adjust the charge to the owner or owners so as to reflect the benefit of that reduction. If the ad valorem taxes are based in whole or in part on separate valuations of each party’s working interest, then notwithstanding anything to the contrary in this Agreement, charges to the joint account shall be made and paid by the parties in accordance with the tax value generated by each party’s working interest. Operator shall bill the other parties for their proportionate shares of all tax payments in the manner provided in Exhibit “C.”

     If Operator considers any tax assessment improper, Operator may, at its discretion, protest within the time and manner prescribed by law, and prosecute the protest to a final determination, unless all parties agree to abandon the protest prior to final determination. During the pendency of administrative or judicial proceedings, Operator may elect to pay, under protest, all the taxes and any interest and penalty. When any protested assessment shall have been finally determined, Operator shall pay the tax for the joint account, together with any interest and penalty accrued, and the total cost shall then be assessed against the parties, and be paid by them, as provided in Exhibit “C.”

     Each party shall pay or cause to be paid all production, severance, excise, gathering and other taxes imposed on or with respect to the production or handling of the party’s share of Oil and Gas Produced under the terms of this Agreement.

ARTICLE VIII.
ACQUISITION, MAINTENANCE OR TRANSFER OF INTEREST

A.     Surrender of Leases:

     The Leases covered by this Agreement, insofar as they embrace acreage in the Contract Area, shall not be surrendered in whole or in part unless all parties consent to the surrender.

     However, should any party desire to surrender its interest in any lease or in any portion of a lease, the party shall give written notice of the proposed surrender to all parties, and the parties to whom the notice is delivered shall have thirty (30) days after delivery of the notice within which to notify the party proposing the surrender whether they elect to consent to the surrender. Failure of a party to whom a notice is delivered to reply within the thirty (30) day period shall constitute a consent to the surrender of the Leases described in the notice. If all parties do not agree or consent to the surrender, the party desiring to surrender shall assign, without express or implied warranty of title, all of its interest in the Lease, or portion of it, and any well, material, and equipment which may be located on it and any rights in production later secured, to the parties not consenting to the surrender. If the interest of the assigning party is or includes an Oil and Gas Interest, the assigning party shall execute and deliver to the party or parties not consenting to the surrender an oil and gas lease covering the Oil and Gas Interest for a term of one (1) year and so long thereafter as Oil and/or Gas is produced from the land covered by it, the lease to be on the form attached as Exhibit “B.” On the assignment or lease, the assigning party shall be relieved from all obligations later accruing, but not previously accrued, with respect to the interest assigned or leased and the operation of any well attributable thereto, and the assigning party shall have no further interest in the assigned or leased premises and its equipment and production other than the royalties retained in any lease made under the terms of this Article. The party assignee or lessee shall pay to the party assignor or lessor the reasonable salvage value of the latter’s interest in any well’s salvable materials and equipment attributable to the assigned or leased acreage. The value of all salvable materials and equipment shall be determined in accordance with the provisions of Exhibit “C,” less the estimated cost of salvaging and the estimated cost of plugging and abandoning and restoring the surface. If the value is less then the costs, then the party assignor or lessor shall pay to the party assignee or lessee the amount of the deficit. If the assignment or lease is in favor of more than one party, the interest shall be shared by those parties in the proportions that the interest of each bears to the total interest of all those parties. If the interest of the parties to whom the assignment is to be made varies according to depth, then the interest assigned shall similarly reflect those variances.

     Any assignment, lease or surrender made under this provision shall not reduce or change the assignor’s, lessor’s, or surrendering party’s interest as it was immediately before the assignment, lease, or surrender in the balance of the Contract Area; and the acreage assigned, leased, or surrendered, and subsequent operations on them, shall not later be subject to the terms and provisions of this Agreement, but shall be deemed subject to an Operating Agreement in the form of this Agreement.

A.A.P.L. FORM 610 – MODEL FORM OPERATING AGREEMENT – 1989

B.     Renewal or Extension of Leases:

     If any party secures a renewal or replacement of an Oil and Gas Lease or Interest subject to this agreement, then all other parties shall be notified promptly on the acquisition or, in the case of a replacement Lease taken before expiration of an existing Lease, promptly on expiration of the existing Lease. The parties notified shall have the right for a period of thirty (30) days following delivery of the notice in which to elect to participate in the ownership of the renewal or replacement Lease, insofar as the Lease affects lands within the Contract Area, by paying to the party who acquired it their proportionate shares of the acquisition cost allocated to that part of the Lease within the Contract Area, which shall be in proportion to the interests held at that time by the parties in the Contract Area. Each party who participates in the purchase of a renewal or replacement Lease shall be given an assignment of its proportionate interest in that lease by the acquiring party.

     If some, but less than all, of the parties elect to participate in the purchase of a renewal or replacement Lease, it shall be owned by the parties who elect to participate in the purchase, in a ratio based on the relationship of their respective percentage of participation in the Contract Area to the aggregate of the percentages of participation in the Contract Area of all parties participating in the purchase of renewal or replacement Lease. The acquisition of a renewal or replacement Lease by any or all of the parties shall not cause a readjustment of the interests of the parties stated in Exhibit “A,” but any renewal or replacement Lease in which less than all parties elect to participate shall not be subject to this Agreement but shall be deemed subject to a separate Operating Agreement in the form of this Agreement.

     If the interests of the parties in the Contract Area vary according to depth, then their right to participate proportionately in renewal or replacement Leases and their right to receive an assignment of interest shall also reflect those depth variances.

     The provisions of this Article shall apply to renewal or replacement Leases whether they are for the entire interest covered by the expiring Lease or cover only a portion of its area or an interest in it. Any renewal or replacement Lease taken before the expiration of its predecessor Lease, or taken or contracted for or becoming effective within six (6) months after the expiration of the existing Lease, shall be subject to this provision so long as this Agreement is in effect at the time of the acquisition or at the time the renewal or replacement Lease becomes effective; but any Lease taken or contracted for more than six (6) months after the expiration of an existing Lease shall not be deemed a renewal or replacement Lease and shall not be subject to the provisions of this Agreement.

     The provisions in this Article shall also be applicable to extensions of Oil and Gas Leases.

C.     Acreage or Cash Contributions:

     While this agreement is in force, if any party contracts for a contribution of cash towards the drilling of a well or any other operation on the Contract Area, the contribution shall be paid to the party who conducted the drilling or other operation and shall be applied by it against the cost of the drilling or other operation. If the contribution be in the form of acreage, the party to whom the contribution is made shall promptly tender an assignment of the acreage, without warranty of title; to the Drilling Parties in the proportions the Drilling Parties shared the cost of drilling the well. That acreage shall become a separate Contract Area and, to the extent possible, be governed by provisions identical to this Agreement. Each party shall promptly notify all other parties of any acreage or cash contributions it may obtain in support of any well or any other operation on the Contract Area. The above provisions shall also be applicable to optional rights to earn acreage outside the Contract Area which are in support of well drilled inside the Contract Area.

     If any party contracts for any consideration relating to disposition of the party’s share of produced substances, the consideration shall not be deemed a contribution as contemplated in this Article VIII.C.

A.A.P.L. FORM 610 – MODEL FORM OPERATING AGREEMENT – 1989

D.     Assignment; Maintenance of Uniform Interest:

     For the purpose of maintaining uniformity of ownership in the Contract Area in the Oil and Gas Leases, Oil and Gas Interests, wells, equipment, and production covered by this Agreement no party shall sell, encumber, transfer, or make other disposition of its interest in the Oil and Gas Leases and Oil and Gas Interests embraced within the Contract Area or in wells, equipment and production unless such disposition covers either:

     1.     the entire interest of the party in all Oil and Gas Leases, Oil and Gas Interests, wells, equipment, and production; or,

     2.     an equal undivided percent of the party’s present interest in all Oil and Gas Leases, Oil and Gas Interests, wells, equipment, and production in the Contract Area.

     Every sale, encumbrance, transfer, or other disposition made by any party shall be made expressly subject to this Agreement and shall be made without prejudice to the right of the other parties, and any transferee of an ownership interest in any Oil and Gas Lease or Interest shall be deemed a party to this Agreement as to the interest conveyed from and after the effective date of the transfer of ownership; provided, however, that the other parties shall not be required to recognize any sale, encumbrance, transfer, or other disposition for any purpose of this Agreement until thirty (30) days after they have received a copy of the instrument of transfer or other satisfactory evidence of the transfer in writing from the transferor or transferee. No assignment or other disposition of interest by a party shall relieve a party of obligations previously incurred by that party with respect to the interest transferred, including without limitation the obligation of a party to pay all costs attributable to an operation conducted in which the party has agreed to participate prior to making the assignment, and the lien and security interest granted by Article VII.B. shall continue to burden the interest transferred to secure payment of any obligations.

     If, at any time the interest of any party is divided among and owned by four or more co-owners, Operator, at its discretion, may require the co-owners to appoint a single trustee or agent with full authority to receive notices, approve expenditures, receive billings for and approve and pay the party’s share of the joint expenses, and to deal generally with, and with power to bind, the co-owners of the party’s interest within the scope of the operations embraced in this Agreement; however, all the co-owners shall have the right to enter into and execute all contracts or agreements for the disposition of their respective shares of the Oil and Gas produced from the Contract Area and they shall have the right to receive, separately, payment of the sale proceeds of the Oil and Gas produced.

E.     Waiver of Rights to Partition:

     If permitted by the laws of the state or states in which the property covered by this Agreement is located, each party owning an undivided interest in the Contract Area waives any and all rights it may have to partition and have set aside to it in severalty its undivided interest therein.

A.A.P.L. FORM 610 – MODEL FORM OPERATING AGREEMENT – 1989

F.     Preferential Right to Purchase:

 ☐     (Optional; Check if applicable.)

     Should any party desire to sell all or any part of its interests under this Agreement, or its rights and interests in the Contract Area, it shall promptly give written notice to the other parties, with full information concerning its proposed disposition, which shall include the name and address of the prospective transferee (who must be ready, willing and able to purchase), the purchase price, a legal description sufficient to identify the property, and all other terms of the offer. The other parties shall then have an optional prior right, for a period of ten (10) days after the notice is delivered, to purchase for the stated consideration on the same terms and conditions the interest which the other party proposes to sell; and, if this optional right is exercised, the purchasing parties shall share the purchased interest in the proportions that the interest of each bears to the total interest of all purchasing parties. However, there shall be no preferential right to purchase in those cases where any party wishes to mortgage its interests, or to transfer title to its interests to its mortgagee in lieu of or pursuant to foreclosure of a mortgage of its interests, or to dispose of its interests by merger, reorganization, consolidation, or by sale of all or substantially all of its Oil and Gas assets to any party, or by transfer of its interests to a subsidiary or parent company or to a subsidiary of a parent company, or to any company in which the party owns a majority of the stock.

ARTICLE IX.
INTERNAL REVENUE CODE ELECTION

     If, for federal income tax purposes, this Agreement and the operations under it are regarded as a partnership, and if the parties have not otherwise agreed to form a tax partnership pursuant to Exhibit “G” or other agreement between them, each affected party elects to be excluded from the application of all of the provisions of Subchapter “K,” Chapter 1, Subtitle “A,” of the Internal Revenue Code of 1986, as amended (“Code”), as permitted and authorized by Section 761 of the Code and the regulations promulgated under it. Operator is authorized and directed to execute on behalf of each affected party evidence of this election as may be required by the Secretary of the Treasury of the United States or the Federal Internal Revenue Service, including specifically, but not by way of limitation, all of the returns, statements, and the data required by Treasury Regulations §1.761. Should there by any requirement that each affected party give further evidence of this election, each party shall execute the documents and furnish the other evidence as may be required by the Federal Internal Revenue Service or as may be necessary to evidence this election. No party shall give any notices or take any other action inconsistent with this election. If any present or future income tax laws of the state or states in which the Contract Area is located or any future income tax laws of the United States contain provisions similar to those in Subchapter “K,” Chapter 1, Subtitle “A,” of the Code, under which an election similar to that provided by Section 761 of the Code is permitted, each affected party shall make that election as may be permitted or required by those laws. In making the foregoing election, each party states that the income derived by the party from operations under this Agreement can be adequately determined without the computation of partnership taxable income.

ARTICLE X.
CLAIMS AND LAWSUITS

     Operator may settle any single uninsured third party damage claim or suit arising from operations under this Agreement if the expenditure does not exceed five thousand Dollars ($5,000.00) and if the payment is in complete settlement of the claim or suit. If the amount required for settlement exceeds the above amount, the parties shall assume and take over the further handling of the claim or suit, unless that authority is delegated to Operator. All costs and expenses of handling, settling, or otherwise discharging a claim or suit shall be at the joint expense of the parties participating in the operation from which the claim or suit arises. If a claim is made against any party or if any party is sued on account of any matter arising from operations under this Agreement over which the individual has no control because of the rights given Operator by this Agreement, the party shall immediately notify all other parties, and the claim or suite shall be treated as any other claim or suit involving operations under this Agreement.

A.A.P.L. FORM 610 – MODEL FORM OPERATING AGREEMENT – 1989

ARTICLE XI.
FORCE MAJEURE

     If any party is rendered unable, wholly or in part, by force majeure to carry out its obligations under this Agreement, other than the obligation to indemnify or make money payments or furnish security, that party shall give to all other parties prompt written notice of the force majeure with reasonably full particulars concerning it; then, the obligations of the party giving the notice, so far as they are affected by the force majeure, shall be suspended during, but no longer than, the continuance of the force majeure. The term “force majeure,” as here employed, shall mean an act of God, strike, lockout, or other industrial disturbance, act of the public enemy, war, blockade, public riot, lightning, fire, storm, flood, or other act of nature, explosion, governmental action, governmental delay, restraint, or inaction, unavailability of equipment, and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the party claiming suspension.

     The affected party shall use all reasonable diligence to remove the force majeure situation as quickly as practicable. The requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts, or other labor difficulty by the party involved, contrary to its wishes; how any of these difficulties shall be handled shall be entirely within the discretion of the party concerned.

ARTICLE XII.
NOTICES

     All notices authorized or required between the parties by any of the provisions of this Agreement, unless otherwise specifically provided, shall be in writing and delivered in person or by United States mail, courier service, facsimile, postage or charges prepaid, and addressed to the parties at the addresses listed on Exhibit “A.” All telephone or oral notices permitted by this agreement shall be confirmed immediately thereafter by written notice. The originating notice given under any provision of this Agreement shall be deemed delivered only when received by the party to whom the notice is directed, and the time for the party to deliver any notice in response shall run from the date the originating notice is received. “Receipt” for purposes of this Agreement with respect to written notice delivered shall be actual delivery of the notice to the address of the party to be notified specified in accordance with this Agreement, or to the facsimile machine of the party. The second or any responsive notice shall be deemed delivered when deposited in the United States mail or at the office of the courier service, or on transmittal by facsimile, or when personally delivered to the party to be notified, provided, that when response is required within 24 or 48 hours, the response shall be given orally or by telephone or facsimile within that period. Each party shall have the right to change its address at any time, and from time to time, by giving written notice to all other parties. If a party is not available to receive notice orally or by telephone when a party attempts to deliver a notice required to be delivered within 24 or 48 hours, the notice may be delivered in writing by any other specified method and shall be deemed delivered in the same manner provided above for any responsive notice.

ARTICLE XIII.
TERM OF AGREEMENT

     This Agreement shall remain in full force and effect as to the Oil and Gas Leases and/or Oil and Gas Interests subject for the period of time selected below; provided, however, no party shall ever be construed as having any right, title, or interest in or to any Lease or Oil and Gas Interest contributed by any other party beyond the term of this Agreement.

☒        Option No. 1: So long as any of the Oil and Gas Leases subject to this Agreement remain or are continued in force as to any part of the Contract Area, whether by production, extension, renewal, or otherwise.

☐        Option No. 2: In the event the well described in Article VI.A., or any subsequent well drilled under any provision of this Agreement, results in the completion of a well as a well capable of production of Oil and/or Gas in paying quantities, this agreement shall continue in force so long as any well is capable of production, and for an additional period of 120 days after that time; provided, however, if, prior to the expiration of this

A.A.P.L. FORM 610 – MODEL FORM OPERATING AGREEMENT – 1989

          additional period, one or more of the parties are engaged in drilling, Reworking, Deepening, Sidetracking, Plugging Back, testing or attempting to Complete or Re-complete a well or wells, this Agreement shall continue in force until the operations have been completed and if production results, this Agreement shall continue in force as provided in this provision. In the event the well described in Article VI.A., or any subsequent well drilled, results in a dry hole, and no other well is capable of producing Oil and/or Gas from the Contract Area, this Agreement shall terminate unless drilling, Deepening, Sidetracking, Completing, Re-completing, Plugging Back, or Reworking operations are commenced within 90 days from the date of abandonment of the well. “Abandonment” for these purposes shall mean either (i) a decision by all parties not to conduct any further operations on the well, or (ii) the lapse of 180 days from the conduct of any operations on the well, whichever first occurs.

     The termination of this Agreement shall not relieve any party from any expense, liability, or other obligation or any remedy which has accrued or attached prior to the date of the termination.

     On termination of this Agreement and the satisfaction of all obligations under it, in the event a memorandum of this Operating Agreement has been filed of record, Operator is authorized to file of record in all necessary recording offices a notice of termination, and each party agrees to execute a notice of termination as to Operator’s interest, on request of Operator, if Operator has satisfied all its financial obligations.

ARTICLE XIV.
COMPLIANCE WITH LAWS AND REGULATIONS

A.     Laws, Regulations, and Orders:

     This Agreement shall be subject to the applicable laws of the state in which the Contract Area is located, to the valid rules, regulations, and orders of any duly constituted regulatory body of that state; and to all other applicable federal, state, and local laws, ordinances, rules, regulations, and orders.

B.     Governing Law:

     This Agreement and all matters pertaining to it, including but not limited to matters of performance, non-performance, breach, remedies, procedures, rights, duties, and interpretation or construction, shall be governed and determined by the law of the state in which the Contract Area is located. If the Contract Area is in two or more states, the law of the state of Colorado shall govern.

C.     Regulatory Agencies:

     Nothing contained in this Agreement shall grant, or be construed to grant, Operator the right or authority to waive or release any rights, privileges, or obligations which Non-Operators may have under federal or state laws or under rules, regulations, or orders promulgated under those laws in reference to oil, gas, and mineral operations, including the location, operation, or production of wells, on tracts offsetting or adjacent to the Contract Area.

     With respect to the operations under this Agreement, Non-Operators agree to release Operator from any and all losses, damages, injuries, claims, and causes of action arising out of, incident to or resulting directly or indirectly from Operator’s interpretation or application of rules, rulings, regulations, or orders of the Department of Energy or Federal Energy Regulatory Commission or predecessor or successor agencies to the extent the interpretation or application was made in good faith and does not constitute gross negligence. Each Non-Operator further agrees to reimburse Operator for the Non-Operator’s share of production or any refund, fine, levy, or other governmental sanction that Operator may be required to pay as a result of an incorrect interpretation or application, together with interest and penalties owing by Operator as a result of the incorrect interpretation or application.

A.A.P.L. FORM 610 – MODEL FORM OPERATING AGREEMENT – 1989

ARTICLE XV.

MISCELLANEOUS

A.     Execution:

     This Agreement shall be binding on each Non-Operator when this Agreement or a counterpart of it has been executed by the Non-Operator and Operator notwithstanding that this Agreement is not then or later executed by all of the parties to which it is tendered or which are listed on Exhibit “A” as owning an interest in the Contract Area or which own, in fact, an interest in the Contract Area. Operator may, however, by written notice to all Non-Operators who have become bound by this Agreement, given at any time prior to the actual spud date of the Initial Well, but in no event later than five days prior to the date specified in Article VI.A. for commencement of the Initial Well, terminate this Agreement if Operator in its sole discretion determines that there is insufficient participation to justify commencement of drilling operations. In the event of a termination by Operator, all further obligations of the parties shall cease as of that termination. In the event any Non-Operator has advanced or prepaid any share of drilling or other costs under this Agreement, all sums so advanced shall be returned to the Non-Operator without interest. In the event Operator proceeds with drilling operations for the Initial Well without the execution of this Agreement by all persons listed on Exhibit “A” as having a current working interest in the well, Operator shall indemnify Non-Operators with respect to all costs incurred for the Initial Well which would have been charged to the person under this Agreement if the person had executed the same and Operator shall receive all revenues which would have been received by the person under this Agreement if that person had executed the same.

B.     Successors and Assigns:

     This Agreement shall be binding on and inure to the benefit of the parties to it and their respective heirs, devisees, legal representatives, successors and assigns, and the terms of this Agreement shall be deemed to run with the Leases or Interests included within the Contract Area.

C.     Counterparts:

     This instrument may be executed in any number of counterparts, each of which shall be considered an original for all purposes.

D.     Severability:

     For the purposes of assuming or rejecting this Agreement as an executory contract pursuant to federal bankruptcy laws, this Agreement shall not be severable, but rather must be assumed or rejected in its entirety, and the failure of any party to this Agreement to comply with all of its financial obligations provided in it shall be a material default.

ARTICLE XVI.
OTHER PROVISIONS

A. ASSIGNMENT.

No assignment or other transfer or disposition of an interest subject to this Agreement shall be effective as to Operator or the other parties hereto until 7:00 a.m. on the first day of the calendar month following the month in which Operator receives (i) a photocopy of the recorded instrument evidencing such assignment, transfer or disposition and (ii) an instrument, satisfactory to the Operator in both form and content, by which the person to whom such assignment, transfer or disposition is being made has become obligated to observe, perform and be bound by all covenants, terms and conditions of this Agreement. Prior to such date, neither Operator nor any other party shall be required to recognize such assignment, transfer or disposition for any purpose, but instead may continue to deal exclusively with the party making such assignment, transfer or disposition in all matters under or in connection with this Agreement, including billings. No assignment or other transfer or disposition of an interest subject to this Agreement shall relieve a party of its obligations accrued prior to the aforesaid effective date of its liability for its share of costs and expenses which may thereafter be incurred

A.A.P.L. FORM 610 – MODEL FORM OPERATING AGREEMENT – 1989

in any operation to which such party had agreed or consented prior to the aforesaid effective date.

B. ADVANCE OF WELL COSTS.

Notwithstanding any other provision contained herein, Operator shall have the right to request and receive payment from each Non-Operator for such Non-Operator’s respective share of the anticipated cost, as reasonable estimated by the Operator, of any reworking, recompletion, plugging back operation and additional wells to which such Non-Operator has consented. Such request for advance payment may be made upon all Non-Operators or upon any one or more of them to the exclusion of others, all in Operator’s sole discretion. Any such request shall be made in writing or by telex no earlier than thirty (30) days prior to the anticipated commencement date for such operation and shall be paid in full to the Operator in cash, check or certified funds within thirty (30) days after the date of such request.

Payment of an advance shall in no event relieve a Non-Operator of its obligation to pay its share of the actual cost of the operation; when the actual cost of such operation has been determined, Operator shall adjust the accounts of the parties by refunding any amount due or invoicing the parties for any additional amount owing, which additional amount shall be paid in accordance with the Accounting Procedure attached hereto as Exhibit C.

If a Non-Operator who was has been asked to make an advance payment does not, within the time and manner above provided, fully satisfy the request for advance payment, then Operator may, at its election, make a second written or telex request for such advance. If a second request is made, the Non-Operator shall pay for such advance as aforesaid within five (5) days from receipt of such second request. Failure to make such payment within said five (5) day period shall conclusively be deemed an Irrevocable election by such Non-Operator to relinquish its interest as a Consenting Party under Article VI.B. Amounts previously paid by such party in connection with the operation shall not, however, be refunded, although credit will be given for all amounts actually paid by such party in determining the costs and expenses which may be recovered by the remaining Consenting Parties pursuant to Article VI.B.

C. SECURITY.

The lien and security interest granted by each Non-Operator to Operator and by Operator to the Non-Operators under Article VII.B. shall extend not only to such party’s oil and gas rights in the Contract Area (which for greater certainty shall include all of each party’s leasehold and overriding royalty interest in the Contract Area), the oil and/or gas when extracted, and all equipment (as mentioned in said Article), but also to all accounts, contract sights, inventory and general intangibles comprising a part of, relating to or arising out of said oil and gas rights, extracted oil and gas and said equipment, or which are otherwise owned or held by such party in the Contract Area. Further, the lien and security interest of each of said parties shall extend to all proceeds and products of all of the property and collateral described in this paragraph and in Article VII.B. as being subject to said lien and security interest. Any party, to the extent it believes necessary to perfect the lien and security Interest provided herein, may file this Operating Agreement as a lien or mortgage in the applicable real property records and as a financing statement in the Uniform Commercial Code records in all locations necessary or convenient for such purpose.

D. NO THIRD-PARTY BENEFICIARIES.

This agreement is made solely for the benefit of those parties who are signatory parties hereto (including those persons succeeding to all or any portion of the interest of an original party, if such succession is recognized under the other provisions hereof), and no other person shall have or claim or be entitled to enforce any rights, benefits or obligations under this Agreement.

E. DEEPER DRILLING PROVISION.

If less than all of the parties elect to participate in a drilling or deepening operation proposed pursuant to Article VI.B, such well shall not be drilled to a depth deeper than the initial proposed objective without first affording all non-consenting parties the opportunity to participate in such deeper drilling operation by reimbursing the consenting parties for the costs

A.A.P.L. FORM 610 – MODEL FORM OPERATING AGREEMENT – 1989

and expenses such non-consenting party would have paid if said well had initially been proposed to be drilled to such deeper depth and the non-consenting party had agreed to participate therein; provided, however, that all costs for testing and completion or attempted completion of the well incurred by consenting parties prior to the point of actual operations to drill deeper than the initial proposed objective shall be for the sole account of consenting parties. Non-consenting parties shall have thirty (30) days (or 24 hours, inclusive of weekends and legal holidays, if a rig is on location) after receipt of notice by Operator of intended deeper drilling and the amount of reimbursement due within which to make such reimbursement to Operator. Failure to make such required reimbursement within the period above fixed shall constitute an election not to participate in such deeper drilling.

F. SUCCESSOR OPERATOR TO ENERGY OIL & GAS, INC.

Notwithstanding any other provisions contained herein, in the event of resignation or removal of Energy Oil & Gas, Inc., Inc. as Operator, whether by assignment of all of Energy Oil & Gas, Inc., Inc.’s interest in the Contract Area or otherwise, MCM Capital Management, Inc. or its assignee shall automatically become the successor operator provided that Capital Management, Inc. owns an interest in the Contract Area at the time of such resignation or removal. In the event that MCM Capital Management, Inc. does not own an interest, then the provisions for successor operator elsewhere in this agreement shall apply.

G. COUNTERPART.

This Agreement may be executed in any number of multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument. One copy of this Agreement (with or without a U.C.C.-1 form) with all signature pages attached may be recorded in lieu of recording each such counterpart.

A.A.P.L. FORM 610 – MODEL FORM OPERATING AGREEMENT – 1989

IN WITNESS WHEREOF, this agreement shall be effective as of the 9th day of September, 2005.

ATTEST OR WITNESS:		OPERATOR

Energy Oil & Gas, Inc.

	By:	/s/ Duane D. Bacon

Duane D. Bacon
(Type or print name)

		Title:	President

		Date:	September 21, 2005

		Tax ID or SS No.	84-1584802

NON-OPERATORS

MCM Capital Management, Inc.

	By:	/s/ Raymond E. McElhaney

Raymond E. McElhaney
(Type or print name)

		Title:	President

		Date:	September 21, 2005

		Tax ID or SS No.	84-0966012

The Dolphin Group, Inc.

	By:	/s/ Robert H. Johnson

Robert H. Johnson
(Type or print name)

		Title:	President

		Date:	September 21, 2005

		Tax ID or SS No.	84-1210908

A.A.P.L. FORM 610 – MODEL FORM OPERATING AGREEMENT – 1989

ACKNOWLEDGMENTS

Note:     The following forms of acknowledgment are the short forms approved by the Uniform Law on Notarial Acts. The validity and effect of these forms in any state will depend upon the statutes of that state.

State of-	Colorado	)

)ss

County of	Boulder	)

This instrument was acknowledged before me on

September 21, 2005	by	Duane D. Bacon
as President of Energy Oil & Gas, Inc., a Colorado corporation, on behalf of said corporation.

(Seal, if any)	/s/ Scott Kassner

	Title (and Rank)	Notary Public

	My commission expires:	07/24/2006

This instrument was acknowledged before me on

September 22, 2005	by	Raymond E. McElhaney
as President of MCM Capital Management, Inc., a Colorado corporation, on behalf of said corporation.

(Seal, if any)	/s/ Donna K. Klimas

	Title (and Rank)	Notary Public

	My commission expires:	08/22/2007

This instrument was acknowledged before me on

September 21, 2005	by	Robert H. Johnson
as President of The Dolphin Group, Inc., a Colorado corporation, on behalf of said corporation.

(Seal, if any)	/s/ Scott Kassner

	Title (and Rank)	Notary Public

	My commission expires:	07/24/2006

A.A.P.L. FORM 610 – MODEL FORM OPERATING AGREEMENT – 1989

EXHIBIT “A”

Attached to and made a part of Operating Agreement dated September 9, 2005, between Energy Oil & Gas, Inc.., as Operator, and MCM Capital Management, Inc. and The Dolphin Group, Inc. as Non-Operators.

LANDS AND INTERESTS

A. Lands subject to the Agreement (“Land Partnership” Contract Area):
	Lutin #1		Marostica #1
1)	T9N,R51W,6th P.M.	2)	T10N,R51W,6th P.M.
	Sec. 9: NW ¼		Sec. 15: W ½ SE ¼, E ½ SW ¼, NW ¼ SW ¼
	Sec. 8: SE ¼		Logan County, Colorado
	Logan County, Colorado		Containing 200 acres, more or less
Containing 320 acres, more or less
Stroh #1
3)	T3N,R57W,6th P.M.
Sec. 35: SW ¼
Morgan County, Colorado
Containing 160 acres, more or less

This Agreement shall apply as to all depths owned by the parties hereto.

B. Committed Leasehold Interests:

Each oil and gas lease owned, at the time of this agreement, by either party hereto covering lands within the above Contract Areas is committed insofar, and only insofar, as it covers lands within the applicable Contract Area. Additionally under the Purchase and Sale agreement dated 23 December 2004 an Area of Mutual Interest has been established that extends for a three mile radius of the existing Contract Area. Should any lease be obtained by any party hereto after the date of this Agreement which covers any portion of the Contract Area, such lease shall be deemed to have been committed insofar as such lease covers lands within the Contract Area. Should any lease owned by either party hereto cover lands in addition to those set forth in (A) above, such additional lands are specifically excluded herefrom.

C. Interests of the Parties:

Percentages of Working Interest Costs to Be Borne by Each Party:

Energy Oil & Gas, Inc., Inc.	Undivided 47.5%

MCM Capital Management, Inc.	Undivided 23.75%

The Dolphin Group, Inc.	Undivided 28.75%

Percentages of Working Interest Revenues of Each Party:

Energy Oil & Gas, Inc., Inc.	Undivided 47.5%

MCM Capital Management, Inc.	Undivided 23.75%

The Dolphin Group, Inc.	Undivided 28.75%

D. Addresses of the Parties:

Energy Oil & Gas, Inc.	The Dolphin Group, Inc.
P.O. Box 910	1st Bank Tower, Suite 301
Niwot, CO 80544	1707 N. Main Street
(303) 545-2620	Longmont, CO 80501
(303) 545-2620 Fax	(303) 485-0000
(303) 579-6353 Cell	(303) 776-8655 Fax
(303) 884-0000 Cell
MCM Capital Management, Inc.
5525 Erindale Drive, Suite 201
Colorado Springs, CO 80918
(719) 260-8509
(719) 260-8516 Fax
(719) 491-0057 Cell

A.A.P.L. FORM 610 – MODEL FORM OPERATING AGREEMENT – 1989

EXHIBIT “B”

FORM OF LEASE

A.A.P.L. FORM 610 – MODEL FORM OPERATING AGREEMENT – 1989

EXHIBIT “C-”

Attached to and made a part of Joint Operating Agreement dated September 9, 2005 between Energy Oil & Gas, Inc., as Operator, and MCM Capital Management, Inc. and The Dolphin Group, Inc. as Non-Operators

ACCOUNTING PROCEDURE

JOINT OPERATIONS

I. GENERAL PROVISIONS

1. Definitions

“Joint Property’ shall mean the real and personal property subject to the agreement to which this Accounting Procedure is attached
“Joint Operations” shall mean all operations necessary or proper for the development, operation, protection and maintenance of the Joint Property.
“Joint Account’ shall mean the account showing the charges paid and credits received in the conduct of the Joint Operations and which are to be shared by the Parties.
“Operator” shall mean the party designated to conduct the Joint Operations.
“Non-Operators’ shall mean the Parties to this agreement other than the Operator.
“Parties” shall mean Operator and Non-Operators.

“First Level Supervisors” shall mean those employees whose primary function in Joint Operations is the direct supervision of other employees and/or contract labor directly employed on the Joint Property in a field operating capacity.

“Technical Employees” shall mean those employees having special and specific engineering, geological or other professional skills, and whose primary function in Joint Operations is the handling of specific operating conditions and problems for the benefit of the Joint Property.

“Personal Expenses” shall mean travel and other reasonable reimbursable expenses of Operator’s employees.
“Material” shall mean personal property, equipment or supplies acquired or held for use on the Joint Property.
“Controllable Material” shall mean Material which at the time is so classified in the Material Classification Manual as most recently recommended by the Council or Petroleum Accountants Societies.

2. Statement and Billings

Operator shall bill Non-Operators on or before the last day of each month for their proportionate share of the Joint Account for the preceding month. Such bills will be accompanied by statements which identify the authority for expenditure, lease or facility, and all charges and credits summarized by appropriate classifications of investment and expense except that items of Controllable Material and unusual charges and credits shall be separately identified and fully described in detail.

3. Advances and Payments by Non-Operators

A.

Unless otherwise provided for in the agreement, the Operator may require the Non-Operators to advance their share of estimated cash outlay for the succeeding month’s operation within thirty (30) days after receipt of the billing or by the first day of the month for which the advance is required, whichever is later. Operator shall adjust each monthly billing to reflect advances received from the Non-Operators.

A.A.P.L. FORM 610 – MODEL FORM OPERATING AGREEMENT – 1989

B.

Each Non-Operator shall pay its proportion of all bills within thirty (30) days after receipt. If payment is not made within such time, the unpaid balance shall bear interest monthly at the prime rate in effect at Wells Fargo Bank – Denver, CO on the first day of the month in which delinquency occurs plus 1% or the maximum contract rate permitted by the applicable usury laws in the state in which the Joint Property is located, whichever is the lesser, plus attorney’s fees, court costs, and other costs in connection with the collection of unpaid amounts.

4. Adjustments

Payment of any such bills shall not prejudice the right of any Non-Operator to protest or question the correctness thereof; provided, however, all bills and statements rendered to Non-Operators by Operator during any calendar year shall conclusively be presumed to be true and correct after twenty-four (24) months following the end of any such calendar year. unless within the said twenty-four (24) month period a Non-Operator takes written exception thereto and makes claim on Operator for adjustment. No adjustment favorable to Operator shall be made unless it is made within the same prescribed period. The provisions of this paragraph shall not prevent adjustments resulting from a physical inventory of Controllable Material as provided for in Section V.

5. Audits

A.

A Non-Operator, upon notice in writing to Operator and all other Non-Operators, shall have the right to audit Operator’s accounts and records relating to the Joint Account for any calendar year within the twenty-four (24) month period following the end of such calendar year, provided, however, the making of an audit shall not extend the time for the taking of written exception to and the adjustments of accounts as provided for in Paragraph 4 of this Section L Where there are two or more Non-Operators, the Non-Operators shall make every reasonable effort to conduct a joint audit in a manner which will result in a minimum of inconvenience to the Operator. Operator shall bear no portion of the Non-Operator audit cost incurred under this paragraph unless agreed to by the Operator. The audits shall not be conducted more than once each year without prior approval of Operator, except upon the resignation or removal of the Operator, and shall be made at the expense of those Non-Operators approving such audit.

B.	The Operator shall reply in writing to an audit report within 180 days after receipt of such report.

6. Approval By Non-Operators

Where an approval or other agreement of the Parties or Non-Operators is expressly required under other sections of this Accounting Procedure and if the agreement to which this Accounting Procedure is attached contains no contrary provisions in regard thereto, Operator shall notify all Non-Operators of the Operator’s proposal, and the agreement or approval of a majority in interest of the Non-Operators shall be controlling on all Non-Operators.

II. DIRECT CHARGES

With the approval of the Non-Operators and in accordance with paragraph 6 above the Operator shall charge the Joint Account with the following items:

1. Ecological and Environmental

Costs incurred for the benefit of the Joint Property as a result of governmental or regulatory requirements to satisfy environmental considerations applicable to the Joint Operations. Such costs may include surveys of an ecological or archaeological nature and pollution control procedures as required by applicable laws and regulations.

A.A.P.L. FORM 610 – MODEL FORM OPERATING AGREEMENT – 1989

2. Rentals and Royalties

Lease rentals and royalties paid by Operator for the Joint Operations.

3. Labor

A.	(1) Salaries and wages of Operator’s field employees directly employed on the Joint Property in the conduct of Joint Operations.

(2) Salaries of First level Supervisors in the field.

(3) Salaries and wages of Technical Employees directly employed on the Joint Property if such charges are excluded from the overhead rates.

(4) Salaries and wages of Technical Employees either temporarily or permanently assigned to and directly employed in the operation or the Joint Property if such charges are excluded from the overhead rates.

B.

Operator’s cost of holiday, vacation, sickness and disability benefits and other customary allowances paid to employees whose salaries and wages are chargeable to the Joint Account under Paragraph 3A of this Section IL Such costs under this Paragraph 3B may be charged on a ‘when and as paid basis” or by “percentage assessment’ on the amount of salaries and wages chargeable to the Joint Account under Paragraph 3A of this Section H. If percentage assessment is used, the rate shall be based on the Operator’s cost experience.

C.

Expenditures or contributions made pursuant to assessments imposed by governmental authority which are applicable to Operator’s costs chargeable to the Joint Account under Paragraphs 3A and 313 of this Section II.

D.	Personal Expenses of those employees whose salaries and wages are chargeable to the Joint Account under Paragraphs 3A and 3B of this Section II.

4. Employee Benefits

Operator’s current costs or established plans for employees’ group life insurance, hospitalization, pension, retirement, stock purchase, thrift, bonus, and other benefit plans of a like nature, applicable to Operator’s labor cost chargeable to the Joint Account under Paragraphs 3A and 3B of this Section II shall be Operator’s actual cost not to exceed the percent most recently recommended by the Council of Petroleum Accountants Societies.

5. Material

Material purchased or furnished by Operator for use on the Joint Property as provided under Section IV. Only such Material shall be purchased for or transferred to the Joint Property as may be required for immediate use and is reasonably practical and consistent with efficient and economical operations. The accumulation of surplus stocks shall be avoided.  Material purchased or furnished by Operator for use on the Joint Property as provided under Section IV. Only such Material shall be purchased for or transferred to the Joint Property as may be required for immediate use and is reasonably practical and consistent with efficient and economical operations. The accumulation of surplus stocks shall be avoided.

6. Transportation

Transportation of employees and Material necessary for the Joint Operations but subject to the following limitations:

A.

If Material is moved to the Joint Property from the Operator’s warehouse or other properties, no charge shall be made to the Joint Account for a distance greater than the distance from the nearest reliable supply store where like material is normally available or railway receiving point nearest the Joint Property unless agreed to by the Parties.

A.A.P.L. FORM 610 – MODEL FORM OPERATING AGREEMENT – 1989

B.

If surplus Material is moved to Operator’s warehouse or other storage point, no charge shall be made to the Joint Account for a distance greater than the distance to the nearest reliable supply store where like material is normally available, or railway receiving point nearest the Joint Property unless agreed to by the Parties. No charge shall be made to the Joint Account for moving Material to other properties belonging to Operator, unless agreed to by the Parties.

C.

In the application of subparagraphs A and B above, the option to equalize or charge actual trucking cost is available when the actual charge is $400 or less excluding accessorial charges. The $400 will be adjusted to the amount most recently recommended by the Council of Petroleum Accountants Societies.

7. Services

The cost of contract services, equipment and utilities provided by outside sources. except services excluded by Paragraph 10 of Section H and Paragraph i, ii. and iii, of Section III The cost of professional consultant services and contract services of technical personnel directly engaged on the Joint Property if such charges are excluded from the overhead rates. The cost of professional consultant services or contract services of technical personnel not directly engaged on the Joint Property shall not be charged to the Joint Account unless previously agreed to by the Parties.

8. Equipment and Facilities Furnished By Operator

A.

Operator shall charge the Joint Account for use of Operator owned equipment and facilities at rates commensurate with costs of ownership and operation. Such rates shall include costs of maintenance, repairs, other operating expense, insurance, taxes, depreciation, and interest on gross investment less accumulated depreciation not to exceed Ten percent (10%) per annum Such rates shall not exceed average commercial rates currently prevailing in the immediate area of the Joint Property.

B.

In lieu of charges in Paragraph XA above, Operator may elect to use average commercial rates prevailing in the immediate area of the Joint Property less 20%. For automotive equipment, Operator may elect to use rates published by the Petroleum Motor Transport Association.

9. Damages and Losses to Joint Property

All costs or expenses necessary for the repair or replacement of Joint Property made necessary because of damages or losses incurred by fire, flood, storm, theft, accident, or other cause, except those resulting from Operator’s gross negligence or willful misconduct. Operator shall furnish Non-Operator written notice of damages or losses incurred as soon as practicable after a report thereof has been received by Operator.

10. Legal Expense

Expense of handling, investigating and settling litigation or claims, discharging of liens, payment of judgments and amounts paid for settlement of claims incurred in or resulting from operations under the agreement or necessary to protect or recover the Joint Property, except that no charge for services of Operator’s legal staff or fees or expense of outside attorneys shall be made unless previously agreed to by the Parties. All other legal expense is considered to be covered by the overhead provisions of Section III unless otherwise agreed to by the Parties, except as provided in Section I, Paragraph 3.

11. Taxes

All taxes of every kind and nature assessed or levied upon or in connection with the Joint Property, the operation thereof, or the production therefrom, and which taxes have been paid by the Operator for the benefit of the Parties If the ad valorem taxes are based in whole or in part upon separate valuations of each party’s working interest, then notwithstanding anything to the contrary herein, charges to the Joint Account shall be made and paid by the Parties hereto in accordance with the tax value generated by each party’s working interest.

A.A.P.L. FORM 610 – MODEL FORM OPERATING AGREEMENT – 1989

12. Insurance

Net premiums paid for insurance required to be carried for the Joint Operations for the protection of the Parties. In the event Joint Operations are conducted in a state in which Operator may act as self-insurer for Worker’s Compensation and/or Employers Liability under the respective state’s laws, Operator may, at its election, include the risk under its self. insurance program and in that event, Operator shall include a charge at Operator’s cost not to exceed manual rates.

13. Abandonment and Reclamation

Costs incurred for abandonment of the Joint Property, including costs required by governmental or other regulatory authority.

14. Communications

Cost of acquiring, leasing, installing, operating, repairing and maintaining communication systems, including radio and microwave facilities directly serving the Joint Property. In the event communication facilities’ systems serving the Joint Property are Operator owned, charges to the Joint Account shall be made as provided in Paragraph 8 of this Section II.

15. Other Expenditures

Any other expenditure not covered or dealt with in the foregoing provisions of this Section II, or in Section III and which is of direct benefit to the Joint Property and is incurred by the Operator in the necessary and proper conduct of the Joint Operations.

III. OVERHEAD

1. Overhead - Drilling and Producing Operations

i.	As compensation for administrative, supervision, office services and warehousing costs, Operator shall charge drilling and producing operations on either

(X) Fixed Rate Basis, Paragraph IA, or
( ) Percentage Basis, Paragraph lB

Unless otherwise agreed to by the Parties, such charge shall be in lieu of costs and expenses of all offices and salaries or wages plus applicable burdens and expenses of all personnel, except those directly chargeable under Paragraph 3A, Section II. The cost and expense of services from outside sources in connection with matters of taxation, traffic, accounting or matters before or involving governmental agencies shall be considered as included in the overhead rates provided for in the above selected Paragraph of this Section III unless such cost and expense are agreed to by the Parties as a direct charge to the Joint Account.

ii.

The salaries, wages and Personal Expenses of Technical Employees and/or the cost of professional consultant services and contract services of technical personnel directly employed on the Joint Property:

( ) shall be covered by the overhead rates, or
(X) shall not be covered by the overhead rates

iii.

The salaries, wages and Personal Expenses of Technical Employees and/or costs of professional consultant services and contract services of technical personnel either temporarily or permanently assigned to and directly employed in the operation of the Joint Property:

A.A.P.L. FORM 610 – MODEL FORM OPERATING AGREEMENT – 1989

( ) shall be covered by the overhead rates, or
(X) shall not be covered by the overhead rates.

A.		Overhead - Fixed Rate Basis

	(1)	Operator shall charge the Joint Account at the following rates per well per month

Drilling Well Rate $ 400.00 per day
(Prorated for less than a full month)

Producing Well Rate $ 450.00 per month

	(2)	Application of Overhead - Fixed Rate Basis shall be as follows:

(a)	Drilling Well Rate

(1)

Charges fur drilling wells shall begin on the date the well is spudded and terminate on the date the drilling rig, completion rig, or other units used in completion of the well is released, whichever is later, except that no charge shall be made during suspension of drilling or completion operations for fifteen (15) or more consecutive calendar days.

(2)

Charges for wells undergoing any type of workover or recompletion for a period of five (5) consecutive work days or more shall be made at the drilling well rate. Such charges shall be applied for the period from date workover operations, with rig or other units used in workover, commence through date of rig or other unit release, except that no charge shall be made during suspension of operations for fifteen (15) or more consecutive calendar days.

(b)	Producing Well Rates

	(1)	An active well either produced or injected into for any portion of the month shall be considered as a one-well charge for the entire month.

(2)

Each active completion in a multi-completed well in which production is not commingled down hole shall be considered as a one-well charge providing each completion is considered a separate well by the governing regulatory authority.

(3)

An inactive gas well shut in because of overproduction or failure of purchaser to take the production shall be considered as a one-well charge providing the gas well is directly connected to a permanent sales outlet

(4)

A one-well charge shall be made for the month in which plugging and abandonment operations are completed on any well. This one-well charge shall be made whether or not the well has produced except when drilling well rate applies.

	(5)	All other inactive wells (including but not limited to inactive wells covered by unit allowable, lease allowable, transferred allowable, etc.) shall not qualify for an overhead charge.

(3)

The well rates shall be adjusted as of the first day of April each year following the effective date of the agreement to which this Accounting Procedure is attached. The adjustment shall be computed by multiplying the rate currently in use by the percentage increase or decrease in the

A.A.P.L. FORM 610 – MODEL FORM OPERATING AGREEMENT – 1989

average weekly earnings of Crude Petroleum and Gas Production Workers for the last calendar year compared to the calendar year preceding as shown by the index of average weekly earnings of Crude Petroleum and Gas Production Workers as published by the United States Department of Labor, Bureau of Labor Statistics, or the equivalent Canadian index as published by Statistics Canada, as applicable. The adjusted rates shall be the rates currently in use, plus or minus the computed adjustment.

2. Overhead - Major Construction

To compensate Operator for overhead costs incurred in the construction and installation of fixed assets, the expansion of fixed assets, and any other project clearly discernible as a fixed asset required for the development and operation of the Joint Property, Operator shall negotiate a rate prior to the beginning of construction.

3. Catastrophe Overhead

To compensate Operator for overhead costs incurred in the event of expenditures resulting from a single occurrence due to oil spill, blowout, explosion, fire, storm, hurricane, or other catastrophes as agreed to by the Parties, which are necessary to restore the Joint Property to the equivalent condition that existed prior to the event causing the expenditures, Operator shall either negotiate a rate prior to charging the Joint Account.

4. Amendment of Rates

The overhead rates provided for in this Section III may be amended from time to time only by mutual agreement between the Parties hereto if in practice, the rates are found to be insufficient or excessive.

IV. PRICING OF JOINT ACCOUNT MATERIAL PURCHASES, TRANSFERS AND DISPOSITIONS

Operator is responsible for Joint Account Material and shall make proper and timely charges and credits for all Material movements affecting the Joint Property. Operator shall provide all Material for use on the Joint Property; however, at Operators option, such Material may be supplied by the Non-Operator. Operator shall make timely disposition of idle and/or surplus Material, such disposal being made either through sale to Operator or Non-Operator, division in kind, or sale to outsiders Operator may purchase, but shall be under no obligation to purchase, interest of Non-Operators in surplus condition A or B Material. The disposal of surplus Controllable Material not purchased by the Operator shall be agreed to by the Parties.

1. Purchases

Material purchased shall be charged at the price paid by Operator after deduction of all discounts received. In case of Material found to be defective or returned to vendor for any other reasons, credit shall be passed to the Joint Account when adjustment has been received by the Operator.

2. Transfers and Dispositions

Material furnished to the Joint Property and Material transferred from the Joint Properly or disposed of by the Operator, unless otherwise agreed to by the Parties, shall be priced on the following basis exclusive of cash discounts:

A.	New Material (Condition A)

(1) Tubular Goods Other than Line Pipe

(a) Tubular goods, sized 2 3/8 inches OD and larger, except line pipe, shall be priced at Eastern mill published carload base prices effective as of date of movement plus transportation cost using the 80,000 pound carload weight basis to the railway receiving point.

A.A.P.L. FORM 610 – MODEL FORM OPERATING AGREEMENT – 1989

nearest the Joint Property for which published rail rates for tubular goods exist. If the 80,000 pound rail rate is not offered, the 70,000 pound or 90,000 pound rail rate may be used. Freight charges for tubing will be calculated from Lorain, Ohio and casing from Youngstown, Ohio.

(b)

For grades which are special to one mill only, prices shall be computed at the mill base of that mill plus transportation cost from that mill to the railway receiving point nearest the Joint Property as provided above in Paragraph 2.A.(l)(a). For transportation cost from points other than Eastern mills, the 30,000 pound Oil Field Haulers Association interstate truck rate shall be used.

(c)

Special end finish tubular goods shall be priced at the lowest published out-of-stock price, fob. Houston, Texas, plus transportation cost, using Oil Field Haulers Association interstate 30,000 pound truck rate, to the railway receiving point nearest the Joint Property.

(d)

Macaroni tubing (size less than 2 3/8 inch OD) shall be priced at the lowest published out-of-stock prices fob. the supplier plus transportation costs, using the Oil Field Haulers Association interstate truck rate per weight of tubing transferred, to the railway receiving point nearest the Joint Property.

(2)	Line Pipe

(a)

Line pipe movements (except size 24 inch OD and larger with walls 3/4 inch and over) 30,000 pounds or more shall be priced under provisions of tubular goods pricing in Paragraph A.(l)(a) as provided above. Freight charges shall be calculated from Lorain, Ohio.

(b)

Line Pipe movements (except size 24 inch 01)) and larger with walls ¾ inch and over) less than 30,000 pounds shall be priced at Eastern mill published carload base prices effective as of date of shipment, plus 20 percent, plus transportation costs based on freight rates as set forth under provisions of tubular goods pricing in Paragraph A.(l)(a) as provided above. Freight charges shall be calculated from Lorain, Ohio.

(c)

Line pipe 24 inch OD and over and ¾ inch wall and larger shall be priced fob. the point of manufacture at current new published prices plus transportation cost to the railway receiving point nearest the Joint Property.

(d)

Line pipe, including fabricated line pipe, drive pipe and conduit not listed on published price lists shall be priced at quoted prices plus freight to the railway receiving point nearest the Joint Property or at prices agreed to by the Parties.

(3)

Other Material shall be priced at the current new price, in effect at date of movement, as listed by a reliable supply store nearest the Joint Property, or point of manufacture, plus transportation costs, if applicable, to the railway receiving point nearest the Joint Property.

(4)

Unused new Material, except tubular goods, moved from the Joint Property shall be priced at the current new price, in effect on date of movement, as listed by a reliable supply store nearest the Joint Property, or point of manufacture, plus transportation costs, if applicable, to the railway receiving point nearest the Joint Property. Unused new tubulars will be priced as provided above in Paragraph 2.A.(l) and (2).

A.A.P.L. FORM 610 – MODEL FORM OPERATING AGREEMENT – 1989

B.	Good Used Material (Condition B)

Material in sound and serviceable condition and suitable for reuse without reconditioning:

	(1)	Material moved to the Joint Property

At seventy-five percent (75%) of current new price, as determined by Paragraph A.

	(2)	Material used on and moved from the Joint Property

(a) At seventy-five percent (75%) of current new price, as determined by Paragraph A, if Material was originally charged to the Joint Account as new Material or

(b) At sixty-five percent (65%) of current new price, as determined by Paragraph A, if Material was originally charged to the Joint Account as used Material

	(3)	Material not used on and moved from the Joint Property

At seventy-five percent (75%) of current new price as determined by Paragraph A.

The cost of reconditioning, if any, shall be absorbed by the transferring property.

C.	Other Used Material

	(1)	Condition C

Material which is not in sound and serviceable condition and not suitable for its original function until after reconditioning shall be priced at fifty percent (50%) of current new price as determined by Paragraph A. The cost of reconditioning shall be charged to the receiving property, provided Condition C value plus cost of reconditioning does not exceed Condition B value.

	(2)	Condition D

Material, excluding junk, no longer suitable for its original purpose, but usable for some other purpose shall be priced on a basis commensurate with its use. Operator may dispose of Condition D Material under procedures normally used by Operator without prior approval of Non-Operators.

(a)

Casing, tubing, or drill pipe used as line pipe shall be priced as Grade A and B seamless line pipe of comparable size and weight. Used casing, tubing or drill pipe utilized as line pipe shall be priced at used line pipe prices.

(b)

Casing, tubing or drill pipe used as higher pressure service lines than standard line pipe, e.g. power oil lines, shall be priced under normal pricing procedures for casing, tubing, or drill pipe. Upset tubular goods shall be priced on a non upset basis.

A.A.P.L. FORM 610 – MODEL FORM OPERATING AGREEMENT – 1989

	(3)	Condition E

Junk shall be priced at prevailing prices. Operator may dispose of Condition E Material under procedures normally utilized by Operator without prior approval of Non-Operators.

D.	Obsolete Material

Material which is serviceable and usable for its original function but condition and/or value of such Material is not equivalent to that which would justify a price as provided above may be specially priced as agreed to by the Parties. Such price should result in the Joint Account being charged with the value of the service rendered by such Material.

E.	Pricing Conditions

(1)

Loading or unloading costs may be charged to the Joint Account at the rate of twenty-five cents (250) per hundred weight on all tubular goods movements, in lieu of actual loading or unloading costs sustained at the stocking point. The above rate shall be adjusted as of the first day of April each year following January 1, 1985 by the same percentage increase or decrease used to adjust overhead rates in Section III, Paragraph l.A.(3). Each year, the rate calculated shall be rounded to the nearest cent and shall be the rate in effect until the first day of April next year. Such rate shall be published each year by the Council of Petroleum Accountants Societies.

	(2)	Material involving erection costs shall be charged at applicable percentage of the current knocked-down price of new Material.

3. Premium Prices

Whenever Material is not readily obtainable at published or listed prices because of national emergencies. strikes or other unusual causes over which the Operator has no control, the Operator may charge the Joint Account for the required Material at the Operator’s actual cost incurred in providing such Material, in making it suitable for use, and in moving it to the Joint Property; provided notice in writing is furnished to Non-Operators of the proposed charge prior to billing Non-Operators for such Material. Each Non-Operator shall have the right, by so electing and notifying Operator within ten days after receiving notice from Operator, to furnish in kind all or part of his share of such Material suitable for use and acceptable to Operator.

4. Warranty of Material Furnished By Operator

Operator does not warrant the Material furnished. In case of defective Material, credit shall not be passed to the Joint Account until adjustment has been received by Operator from the manufacturers or their agents.

V. INVENTORIES
The Operator shall maintain detailed records of Controllable Material.

1. Periodic Inventories, Notice and Representation

At reasonable intervals, inventories shall be taken by Operator of the Joint Account Controllable Material. Written notice of intention to take inventory shall be given by Operator at least thirty (30) days before any inventory is to begin so that Non-Operators may be represented when any inventory is taken. Failure of Non-Operators to be represented at an inventory shall bind Non-Operators to accept the inventory taken by Operator.

2. Reconciliation and Adjustment of Inventories

Adjustments to the Joint Account resulting from the reconciliation of a physical inventory shall be made within six months following the taking of the inventory. Inventory adjustments shall be made by Operator to the Joint Account for overages and shortages, but, Operator shall be held accountable only for shortages due to lack of reasonable diligence.

3. Special Inventories

Special inventories may be taken whenever there is any sale, change of interest, or change of Operator in the Joint Property. It shall be the duty of the party selling to notify all other Parties as quickly as possible after the transfer of interest takes place. In such cases, both the seller and the purchaser shall be governed by such inventory. In cases involving a change of Operator, all Parties shall be governed by such inventory.

4. Expense of Conducting Inventories

A.	The expense of conducting periodic inventories shall not be charged to the Joint Account unless agreed to by the Parties.

B.	The expense of conducting special inventories shall be charged to the Parties requesting such inventories, except inventories required due to change of Operator shall be charged to the Joint Account

A.A.P.L. FORM 610 – MODEL FORM OPERATING AGREEMENT – 1989

EXHIBIT “D”

Attached to and made a part of Operating Agreement dated September 9, 2005, between Energy Oil & Gas, Inc., as Operator, and MCM Capital Management, Inc. and The Dolphin Group, Inc. as Non-Operators.

INSURANCE

Operator shall carry and name Non-Operators as additional insured on an insurance policy to cover the risk of accidents and damages to persons and property which may occur in the course of operations conducted under this Agreement, a proportionate part of the premium of which will be charged to the Joint Account in a manner consistent with Operator’s accounting practices:

1. Comprehensive General Public Liability Insurance in the amount of $500,000 for injury or death of one person and $500,000 for injury or death of more than one person in any one accident and Property Damage Insurance with limits of $250,000 for any one accident.

2. Automobile Insurance in the amount of $500,000 for injury or death of one person and $500,000 for injury or death of more than one person in any one automobile accident, and Property Damage Insurance with a limit of $250,000 as an aggregate for any automobile accident.

3. Excess Liability coverage with a limit of $1,000,000 for Bodily Injury and Property Damage combined.

Operator is not required to carry blowout insurance, although each party to the Operating Agreement may provide blowout insurance to protect its own interest in the jointly owned property and its own expense.
Operator shall not be held responsible for the financial solvency of any insurance carrier or for Operator’s failure or inability to obtain the insurance coverage described above.